UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CLC Healthcare, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14a-6(i) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common

(2)	Aggregate number of securities to which transaction applies:

2,132,826 shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$1.00

(4)	Proposed maximum aggregate value of transaction:

$2,132,826

(5)	Total fee paid:

$172.55

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CLC HEALTHCARE, INC.

7610 NORTH STEMMONS FREEWAY, SUITE 500

DALLAS, TEXAS 75247

OCTOBER 13, 2003

TO OUR STOCKHOLDERS:

You are cordially invited to attend a special meeting of stockholders of CLC Healthcare, Inc. to be held on Wednesday, November 12, 2003, at 2:00 p.m., local time at the Hyatt Regency DFW, located at  International Parkway, Dallas, Texas.

At the special meeting you will be asked to consider and vote upon a proposal to approve a merger between CLC Healthcare, Inc. and Center Healthcare, Inc. If the merger is completed, CLC Healthcare, Inc. will become a wholly owned subsidiary of Center Healthcare, Inc., and you will receive $1.00 in cash for each of your shares of CLC Healthcare, Inc. common stock.

Your Board of Directors has determined that the merger is fair to and in the best interests of CLC Healthcare, Inc. and its stockholders. ACCORDINGLY, YOUR BOARD HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

The accompanying notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

Your vote is important. We cannot complete the merger unless holders of sixty-six and two thirds percent (66 2/3%) of all the outstanding shares of CLC Healthcare, Inc. common stock vote to approve the merger agreement. Accordingly, failing to vote your shares of CLC Healthcare, Inc. common stock will have the same effect as a vote against the merger. Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded.

ANDRE DIMITRIADIS
Chairman of the Board

This proxy statement is dated October 13, 2003, and is first being mailed to stockholders on or about October 17, 2003.

CLC HEALTHCARE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 12, 2003

To Our Stockholders:

A special meeting of stockholders of CLC Healthcare, Inc., a Nevada corporation, will be held on Wednesday, November 12, 2003, at 2:00 p.m., local time, at the Hyatt Regency DFW, located at International Parkway, Dallas, Texas, to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 6, 2003, among CLC Healthcare, Inc., Center Healthcare, Inc. and CHMS, Inc., a wholly owned subsidiary of Center Healthcare, Inc., pursuant to which CLC Healthcare, Inc. will merge with CHMS, Inc. and will be the surviving corporation and a wholly owned subsidiary of Center Healthcare, Inc. Each share of common stock par value $.01, of CLC Healthcare, Inc. outstanding immediately prior to the merger (other than shares held by CLC Healthcare, Inc., which will be cancelled) will be converted into the right to receive $1.00 in cash, without interest.

The Board of Directors has fixed October 10, 2003, as the record date for the determination of stockholders of entitled to notice of and to vote at the special meeting or any adjournment of not more than 60 days after the date of the special meeting.

Whether or not you expect to attend the special meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

We look forward to seeing you at the special meeting.

By Order of the Board of Directors,

KIMBERLY DAUGHERTY

Secretary

Dallas, Texas

October 13, 2003

SUMMARY TERM SHEET FOR THE MERGER

This summary term sheet of the merger highlights selected information from this proxy statement regarding the merger and the merger agreement and may not contain all of the information that is important to you as a CLC Healthcare, Inc. stockholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred you.

THE PROPOSED TRANSACTION

•	THE PROPOSAL (PAGE 1). You are being asked to consider and vote upon a proposal to approve the merger agreement that provides for CLC Healthcare, Inc. to be acquired by Center Healthcare, Inc.

•	WHAT YOU WILL RECEIVE (PAGE 7). Upon completion of the merger, you will be entitled to receive $1.00 in cash for each of your shares of CLC Healthcare, Inc. common stock.

•	THE ACQUIROR (PAGE 1). Center Healthcare, Inc. is a company wholly owned by Gary R. Trebert and organized specifically to purchase the shares of CLC Healthcare, Inc. pursuant to the Agreement and Plan of Merger. Center Healthcare, Inc. currently has no operations and is headquartered in Dallas, Texas.

CLC HEALTHCARE, INC.’S RECOMMENDATION TO STOCKHOLDERS (PAGE 11)

Your Board of Directors has determined, by a unanimous vote of those directors voting on the proposal, that the merger is fair to and in the best interests of CLC Healthcare, Inc. and its stockholders and has approved and adopted the merger agreement and the merger. Your board recommends that stockholders vote FOR approval of the merger agreement at the special meeting.

SPECIAL MEETING

•	DATE, TIME AND PLACE (PAGE 1). The special meeting will be held on Wednesday, November 12, 2003 at 2:00 p.m., local time at the Hyatt Regency DFW, located at International Parkway, Dallas, Texas.

•	REQUIRED VOTE (PAGE 2). Approval of the merger requires affirmative vote of the holders of sixty-six and two thirds percent (66 2/3%) of the outstanding shares of CLC Healthcare, Inc. common stock.

•	WHO MAY VOTE (PAGE 2). You are entitled to vote at the special meeting if you owned shares of CLC Healthcare, Inc. common stock at the close of business on October 10, 2003, the record date for the special meeting. On the record date, 2,132,826 shares of CLC Healthcare, Inc. common stock were outstanding and entitled to be voted at the special meeting.

•	PROCEDURE FOR VOTING (PAGE 2). You may vote in any of two ways:

(1) By completing and returning the enclosed proxy card, or

(2) By appearing at the special meeting.

If you complete and return the enclosed proxy but wish to revoke it, you must either file with the Secretary of CLC Healthcare, Inc. a written, later-dated notice of revocation or send a later-dated proxy relating to the same shares to the Secretary of CLC Healthcare, Inc. at or before the special meeting.

THE MERGER

•	THE STRUCTURE (PAGE 6). Upon terms and conditions of the merger agreement, CLC Healthcare, Inc. will merge with and into CHMS, Inc., a wholly owned subsidiary of Center Healthcare, Inc. CLC Healthcare, Inc. will remain in existence as a wholly owned subsidiary of Center Healthcare, Inc. CLC Healthcare, Inc. stockholders will have no equity interest in CLC Healthcare, Inc. or Center Healthcare, Inc. after the merger.

i

•	ACCOUNTING TREATMENT (PAGE 5). The merger will be treated as a “purchase” for accounting purposes.

•	MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 4). The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize a gain or loss in the merger in an amount determined by the difference between the cash you receive and your tax basis in CLC Healthcare, Inc. common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

•	DISSENTER’S RIGHTS (PAGE 6 and Appendix B). Under Nevada law, CLC Healthcare, Inc. stockholders have dissenter’s rights in the merger.

•	MERGER FINANCING (PAGE 5). It is expected that Center Healthcare, Inc. will need approximately $2.2 million in order to complete the merger. No later than October 27, 2003, Center Healthcare, Inc. will deposit $2.2 million in cash in an escrow account with Computershare Trust Company of New York to fund this transaction.

THE MERGER AGREEMENT (PAGE 6 AND APPENDIX A)

•	CLOSING OF THE MERGER (PAGE 11). Before we can complete the merger, we must satisfy a number of conditions. These include:

(1) approval of the merger agreement by holders of sixty-six and two thirds percent (66 2/3%) of the outstanding shares of CLC Healthcare, Inc. common stock;

(2) absence of any legal prohibitions against the merger;

(3) material compliance with our representations and agreements under the merger agreement.

We expect to complete the merger as promptly as practicable after all the conditions to the merger have been satisfied or waived.

•	TERMINATION OF THE MERGER AGREEMENT (PAGE 12).

CLC Healthcare, Inc. and Center Healthcare, Inc. may agree to terminate the merger agreement at any time without completing the merger, even after the CLC Healthcare, Inc. stockholders have approved it. The merger agreement may also be terminated at any time prior to the effective time of the merger:

(1) By CLC Healthcare, Inc. if Center Healthcare, Inc. breaches its obligations in the merger agreement relating to its representations, warranties and covenants and such breach causes the representations and warranties required by Center Healthcare, Inc. as a condition to close not be satisfied and such breach is not cured in accordance with the merger agreement;

(2) By Center Healthcare, Inc. if CLC Healthcare, Inc. breaches its obligations in the merger agreement relating to its representations, warranties and covenants and such breach causes the representations and warranties required by CLC Healthcare, Inc. as a condition to close not to be satisfied and such breach is not cured in accordance with the merger agreement;

(3) By either party if any decree, permanent injunction, judgment or order of any Governmental Authority preventing or prohibiting consummation of the merger shall have become final and nonappealable; if the transactions contemplated by the merger agreement are not consummated before January 31, 2004; or if the Merger and the other transactions contemplated by the merger agreement fail to receive the CLC Healthcare, Inc. stockholder approval;

(4) By Center Healthcare, Inc. if the Special Committee or the Board of Directors of CLC Healthcare, Inc. changes its recommendation of the merger agreement or approves a more favorable acquisition proposal;

(5) By CLC Healthcare, Inc. (prior to the CLC Healthcare, Inc. Stockholders Meeting), if it receives a superior proposal, if and only if CLC Healthcare, Inc. has complied with the covenants and agreements set forth the merger agreement regarding obtaining stockholder approval and agreeing not to solicit a takeover proposal and upon such termination of the merger agreement immediately enters into a definitive agreement for an Acquisition Transaction with respect to such superior proposal and pays Center Healthcare, Inc. expenses as set forth in the merger agreement; and

•	TERMINATION FEE IF MERGER IS NOT COMPLETED (PAGE 13).

The merger agreement will become null and void other than certain obligations in the event of a termination unless the termination results from a willful breach by either party of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

CLC Healthcare, Inc. has agreed to pay to Center Healthcare, Inc. up to $10,000 of Center Healthcare, Inc. expenses if: (i) CLC Healthcare, Inc. terminates the merger agreement because the merger fails to receive adequate stockholder approval and at any time after the date of the merger agreement and prior to the date of such termination a Takeover Proposal (as defined in the Agreement and Plan of Merger) shall have been made or reaffirmed to CLC Healthcare, Inc. or publicly announced and, within nine months of the termination of the merger agreement, CLC Healthcare, Inc. enters into a definitive agreement with respect to any Acquisition Transaction (as defined in the Agreement and Plan of Merger); (ii) the Special Committee of the Board of Directors of CLC Healthcare, Inc. shall have withdrawn, or modified or changed, in a manner adverse to Center Healthcare, Inc., their approval or recommendation of the merger or shall have recommended any Takeover Proposal or resolved to do the same and at any time after the date of the merger agreement and on or prior to the date of the Stockholders meeting a Takeover Proposal shall have been made or reaffirmed to CLC Healthcare, Inc. or publicly announced and, within nine months of the termination of the merger agreement, CLC Healthcare, Inc. enters into a definitive agreement with respect to any acquisition transaction.

Center Healthcare, Inc. has agreed to pay to CLC Healthcare, Inc. up to $10,000 of CLC Healthcare, Inc.’s expenses if either party terminates the merger agreement pursuant to any of its applicable termination provisions and, at the time of such termination, all of the conditions to CLC Healthcare, Inc.’s obligations to close have been met (or with respect to conditions that by their nature are to be fulfilled at the closing, shall then be capable of being satisfied at a closing).

CLC Healthcare, Inc. will not be responsible to pay any expenses of Center Healthcare, Inc. is the merger agreement is terminated because the merger fails to receive adequate stockholder approval and CLC Healthcare, Inc. does not accept a takeover proposal within 9 months of the date of termination.

THE COMPANIES

CLC HEALTHCARE, INC.

CLC Healthcare, Inc., a Nevada corporation, was incorporated on March 20, 1998, and began operations on March 25, 1998. CLC Healthcare, Inc. was originally a preferred stock subsidiary of LTC Properties, Inc. (“LTC”), a real estate investment trust. On September 30, 1998, concurrently with the conversion of all shares of company non-voting common stock held by LTC into voting common stock of CLC Healthcare, Inc., LTC completed the spin-off of CLC Healthcare, Inc. common stock through a taxable dividend to holders of LTC common stock, convertible subordinated debentures and Series C Preferred Stock (the “Distribution”). Upon completion of the Distribution, CLC Healthcare, Inc. began operating as a separate public company.

The principal business of CLC Healthcare, Inc. has been providing long-term healthcare services through the operation of nursing facilities. Since inception, CLC Healthcare, Inc. has sustained significant operating losses and net losses. As a result, the Board of Directors and management of CLC Healthcare, Inc. determined that the appropriate action for the stockholders of CLC Healthcare, Inc., CLC Healthcare, Inc.’s employees and the residents in the nursing facilities was to cede operations of the nursing facilities to Comprehensive Consulting, Inc., and endeavor to secure some value to CLC Healthcare, Inc.’s shareholders. Gary R. Trebert, the sole owner of Center Healthcare, Inc., is the Chief Executive Officer of Comprehensive Consulting, Inc. On August 1, 2003, Centers for Long Term Care, Inc., a wholly owned subsidiary of CLC Healthcare, Inc., entered into an at-risk management agreement with Comprehensive Consulting, Inc. for twenty nursing facilities operated by CLC Healthcare, Inc. located in Texas, Iowa, Kansas and Virginia. These were the remaining operations of CLC Healthcare, Inc. The initial term of the management agreement is thirty days and CLC Healthcare, Inc. has the sole right to extend the agreement for an additional thirty-day terms and has extended for September and October of 2003. At this point CLC Healthcare, Inc. no longer has any other operations.

CENTER HEALTHCARE, INC.

Center Healthcare, Inc., a Nevada corporation, is a company wholly owned by Gary R. Trebert, organized specifically to purchase the shares of CLC Healthcare, Inc. pursuant to the merger agreement and currently has no operations.

CHMS, INC.

CHMS, Inc. is a wholly owned subsidiary of Center Healthcare, Inc. and currently has no operations. CHMS, Inc. was formed solely to merge with CLC Healthcare, Inc. pursuant to the merger agreement and currently has no operations.

SPECIAL MEETING

GENERAL

This proxy statement is being furnished to CLC Healthcare, Inc. stockholders as a part of the solicitation of proxies by the CLC Healthcare, Inc. Board of Directors for use at a special meeting to be held on Wednesday, November 12, 2003, starting at 2:00 p.m., local time, at the Hyatt Regency DFW, located at International Parkway, Dallas, Texas. The purpose of the special meeting is for the CLC Healthcare, Inc. stockholders to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated October 6, 2003, among CLC Healthcare, Inc., Center Healthcare, Inc. and CHMS, Inc., which provides for the merger of CHMS, Inc. into CLC Healthcare, Inc. and resulting in CLC Healthcare, Inc. being the surviving company as a wholly owned subsidiary of Center Healthcare, Inc. A copy of the merger agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to CLC Healthcare, Inc. stockholders on or about October 17, 2003.

RECORD DATE AND VOTING

The holders of record of CLC Healthcare, Inc. common stock as of the close of business on the record date, which was October 10, 2003, are entitled to receive notice of and vote at, the special meeting. On the record date, there were 2,123,826 shares of CLC Healthcare, Inc. common stock outstanding.

The holders of a majority of the outstanding shares of CLC Healthcare, Inc. common stock on October 10, 2003, represented in person or by proxy, will constitute a quorum for the purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of CLC Healthcare, Inc. common stock held in treasury by CLC Healthcare, Inc. are not considered to be outstanding for the purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposed of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect of those proposals.

REQUIRED VOTE

Each outstanding share of CLC Healthcare, Inc. common stock on October 10, 2003, entitles the holder to one vote at the special meeting. Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of sixty-six and two thirds percent (66 2/3%) of the outstanding shares of CLC Healthcare, Inc. common stock. Because the vote is based on the number of shares outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against the merger. In addition, although treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, abstentions and properly executed broker non-votes will have the same effect as votes against approval of the merger proposal. You may vote your shares in any of two ways:

(1) By completing and returning the enclosed proxy card, or

(2) By appearing at the special meeting.

As of October 10, 2003, the directors and executive officers of CLC Healthcare, Inc. owned in the aggregate, 461,889 outstanding shares of CLC Healthcare, Inc. common stock or approximately 21.7% of the outstanding shares of CLC Healthcare, Inc. common stock on that date.

PROXIES; REVOCATION

If you vote your shares of CLC Healthcare, Inc. common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of CLC Healthcare, Inc. common stock will be voted FOR the approval of the merger agreement.

You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in either of two ways:

(1) by submitting a written revocation letter dated after the date of the proxy that is being revoked to the Secretary of CLC Healthcare, Inc. at 7610 North Stemmons Freeway, Suite 500, Dallas, Texas 75247, or

(2) by submitting a new proxy dated after the date of the proxy that is being revoked.

CLC Healthcare, Inc. will pay the costs associated with printing and filing this proxy statement and will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of CLC Healthcare, Inc. may solicit proxies by telephone, mail or in person. However, they will not be paid for soliciting proxies. CLC Healthcare, Inc. also will request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies form those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Georgeson Shareholder, Inc. has been retained by CLC Healthcare, Inc. to assist in the solicitation of proxies, using the means referred to above, and will receive fees of up to $5,000.00, plus reimbursement of out-of-pocket expenses.

ADJOURNMENTS

Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies to a date not late than 60 days after the date of the special meeting. Any adjournment may be made without notice, other than an announcement made at the special meeting, by the chairman of CLC Healthcare, Inc. or by approval of the holders of a majority of the shares of CLC Healthcare, Inc. common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow CLC Healthcare, Inc. stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER

BACKGROUND OF THE MERGER

On August 20, 2003, Gary R. Trebert telephoned Alan Zampini, Chief Executive Officer of CLC Healthcare, Inc. and informed Mr. Zampini that he would like to make an offer to acquire CLC Healthcare, Inc. for approximately $.25 per share. The next day, the Board of Directors met to consider the Trebert proposal. At this time, the Board determined to form a Special Committee composed of Messrs. John Mass, Jr. and John Rice to further research and review the proposal on behalf of CLC Healthcare, Inc. The Board believed that it was appropriate to form a Special Committee because the interests of LTC Properties, Inc. in the merger may be different than the interests of other stockholders. CLC Healthcare Inc.’s board members Messrs. Dimitriadis and Ishikawa and Ms. Simpson are also officers of LTC Properties, Inc. LTC Properties, Inc. owns 19 properties which are still under lease to CLC Healthcare, Inc. but are operated through an at-risk management agreement by an affiliate of Center Healthcare, Inc. CLC Healthcare, Inc. owes to LTC Properties, Inc. $2.4 million in unpaid rent on these leases as of September 30, 2003. In addition to these leases, LTC Properties, Inc. has made available to CLC Healthcare, Inc. a $10.0 million secured line of credit with an outstanding balance of approximately $6.5 million at September 30, 2003. Additionally, LTC Properties, Inc. has a secured note with a wholly owned subsidiary of CLC Healthcare, Inc. with a balance at September 30, 2003, of approximately $9.7 million.

On August 26, 2003, the Special Committee met and determined that although the offer was well in excess of rent market prices for the CLC Healthcare, Inc. common stock, they should explore whether Center Healthcare, Inc. would pay more than $.25 per share.

On September 15, 2003, the members of the Special Committee had a conference call with Mr. Trebert in which he indicated a willingness to pay $.75 per share. On October 4, 2003, Mr. Trebert agreed to increase the merger consideration to $1.00 per share. On October 6, 2003 the Special Committee determined that the merger considerations were fair to the CLC Healthcare, Inc. stockholders and recommended that the Board of Directors approve the merger agreement. Thereafter, the CLC Healthcare, Inc. Board of Directors unanimously approved and merger agreement and recommended that the stockholders vote in favor of the merger. The Board has also voted to amend CLC Healthcare, Inc.’s Rights Plan to permit Center Healthcare, Inc. to consummate the merger without triggering the Rights Plan. The parties then executed the merger agreement.

CLC HEALTHCARE, INC.’S REASONS FOR MERGER; RECOMMENDATION OF CLC HEALTHCARE, INC. BOARD OF DIRECTORS

At a special board meeting on October 6, 2003, the CLC Healthcare, Inc. Board of Directors determined that the merger is fair and in the best interests of CLC Healthcare, Inc. and its stockholders and, by unanimous vote of all the directors approved and adopted the merger agreement and the transactions contemplated by the agreement. ACCORDINGLY, THE CLC HEALTHCARE, INC. BOARD OF DIRECTORS RECOMMENDS THAT CLC HEALTHCARE, INC. STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the agreement, and to recommend that CLC Healthcare, Inc. stockholders vote to approve the merger agreement, the CLC Healthcare, Inc. board considered the following material factors:

•	Since inception, CLC Healthcare, Inc. has sustained significant operating losses and net losses;

•	CLC Healthcare, Inc. has been unable to obtain sufficient, financially feasible funding to sustain operations and has ceded management of its operations to another company in order to be able to apply its working capital to its current obligations rather than funding additional losses;

•	CLC Healthcare, Inc. has an obligation to its employees, the residents in its nursing homes, and creditors to have adequate funds available or being generated to meet its obligations as they arise;

•	CLC Healthcare, Inc.’s shares have been trading at approximately $.01 or less per share for the last three quarters and we have received a fully financed offer to receive $1.00 per common share of CLC Healthcare, Inc.’s common stock from Center Healthcare, Inc.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of the material United States federal income tax consequences of the merger to CLC Healthcare, Inc. stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of CLC Healthcare, Inc. common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular CLC Healthcare, Inc. stockholder in light of that CLC Healthcare, Inc. stockholder’s personal investment circumstances, or those CLC Healthcare, Inc. stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), CLC Healthcare, Inc. stockholders who hold shares of CLC Healthcare, Inc. common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or CLC Healthcare, Inc. stockholders who acquired their shares of CLC Healthcare, Inc. common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a CLC Healthcare, Inc. stockholder.

Consequences of the Merger to CLC Healthcare, Inc. Stockholders

The receipt of the merger consideration in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of CLC Healthcare, Inc. common stock will recognize a gain or loss equal to the difference between such stockholder’s adjusted tax basis in CLC Healthcare, Inc. common stock converted in the merger, and the amount of cash received. Gain or loss will calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be a capital gain or loss, and will be short-term gain or loss if, at the effective time of the merger, the shares of CLC Healthcare, Inc. common stock so converted were held for one year or less. If the shares were held for more than one year, the gain or loss would be long-term, subject (in the case of stockholders who are individuals) to tax at a maximum United States federal income tax rate of 20%.

Backup Tax Withholding

Under United States federal income tax backup withholding rules, unless any exemption applies, Center Healthcare, Inc. is required to and will withhold 28.0% of all payments to which a CLC Healthcare, Inc. stockholder or other payee is entitled in the merger, unless the CLC Healthcare, Inc. stockholder or other payee provides tax identification number (social security number, in the case of an individual or employer identification number, in the case of other stockholders), and certifies under penalties of perjury that the number is correct. Each CLC Healthcare, Inc. stockholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent (or other agent). The exemptions provide that certain CLC Healthcare, Inc. stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder’s United States federal income tax liability for the year.

CLC HEALTHCARE, INC. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES TO THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

GOVERNMENTAL AND REGULATORY APPROVALS

There are no governmental or regulatory approvals required to complete this transaction once it has been approved by the majority of the CLC Healthcare, Inc. stockholders.

ACCOUNTING TREATMENT

The merger will be accounted for in accordance with Statement of Financial Accounting Standards No. 41, “Business Combinations,” and therefore, the purchase prices will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the effective time of the merger (with excess of the purchase price after such allocations being recorded as goodwill).

MERGER FINANCING

Center Healthcare, Inc. will deposit no later than October 27, 2003, $2.2 million into an escrow account with Computershare Trust Company of New York who will act as exchange and escrow agent for this transaction. This amount represents the entire consideration necessary to complete this transaction.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

When CLC Healthcare, Inc.’s Board of Directors considered the merger and the merger agreement, the Board of Directors was aware that certain of the officers and directors of CLC Healthcare, Inc. have interests that may be different from, or in addition to, your interests as a stockholder. All unvested stock options and unvested restricted stock grants, including those held by directors and officers, will become vested and have the right to receive the full offer price of $1.00 per share in the case of restricted shares and the difference between the option exercise price and $1.00 per share in the case of stock options. In the aggregate, nine of CLC Healthcare, Inc.’s directors and officers would receive $112,000, less applicable withholding taxes, if any, in respect to 20,000 options and 97,000 shares of restricted stock.

DISSENTERS’ RIGHTS

Under Nevada law, CLC Healthcare, Inc. stockholders are entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. The following is a summary of the dissenters’ rights available to CLC Healthcare, Inc. stockholders. The summary is qualified in its entirety by reference to the Nevada Revised Statutes Chapter 92A.300 to 92A.500, a copy of which is attached to this proxy statement as Appendix B.

A CLC Healthcare, Inc. stockholder who intends to assert dissenters’ rights arising from the merger must deliver written notice of such intent to CLC Healthcare, Inc. before the Special Meeting. In addition, such stockholder may not vote his shares in favor of the merger. If the merger is approved, CLC Healthcare, Inc. will send a dissenters notice to all such qualifying dissenters within 10 days after the consummation of the merger.

A stockholder to whom a dissenter’s notice is sent must demand payment, certify whether he acquired beneficial ownership of the shares before the date set forth in the dissenter’s notice and deposit his certificates in accordance with the terms of the notice. Any dissenter who does not demand payment or deposit his certificates, each by the date set forth in the dissenter’s notice, will lose its dissenter’s rights and will be entitled to receive the merger consideration.

Generally, within 30 days after receipt of a demand for payment, CLC Healthcare, Inc. must pay each stockholder who complied with the dissenter’s rights provisions the amount CLC Healthcare, Inc. estimates to be the fair value of the shares, plus accrued interest.

If the shareholder believes the fair value of the shares in the excess of the amount paid by CLC Healthcare such shareholder may notify CLC Healthcare, Inc. in writing of his estimate of the fair value of the shares and the amount of interest due. If CLC Healthcare disagrees with such estimate, CLC Healthcare, Inc. must commence a proceeding to determine the fair value of the shares. If CLC Healthcare, Inc. does not commence the proceeding within this 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded by such dissenter.

THE MERGER AGREEMENT

The following is a summary of all the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A.

STRUCTURE AND EFFECTIVE TIME

The merger agreement provides for the merger of CHMS, Inc. with and into CLC Healthcare, Inc. after which CLC Healthcare, Inc. will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Center Healthcare, Inc. The merger will become effective at the time the articles of the merger are filed with the Nevada Secretary of State (or at a later time if agreed in writing by the parties and specified in the articles of merger). The parties will file the articles of merger on the second business day after the satisfaction or waiver of all conditions in the merger agreement, or such other date as CLC Healthcare, Inc. and Center Healthcare, Inc. may agree. We cannot assure you when, or if, all the conditions to the completion of the merger will be satisfied or waived. See “Conditions to the Merger.” We intend to complete the merger as promptly as practicable subject to receipt of the CLC Healthcare, Inc. stockholders approval and all requisite regulatory approvals.

MERGER AND CONSIDERATION

The merger agreement provides that each share of CLC Healthcare, Inc. common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $1.00 in cash from Center Healthcare, Inc., without interest. All shares of CLC Healthcare, Inc. common stock held in treasury of CLC Healthcare, Inc. will be cancelled at the effective time of the merger, and no payment will be made for those shares.

PAYMENT PROCEDURES

Computershare Trust Company of New York has been appointed exchange and escrow agent and will make payment of the merger consideration in exchange for certificates representing shares of CLC Healthcare, Inc. common stock. Center Healthcare, Inc. will deposit sufficient cash with the exchange and escrow agent no later than fifteen (15) business days following the execution of the merger agreement in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the exchange and escrow agent will send CLC Healthcare, Inc. stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the exchange and escrow agent. The exchange and escrow agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to CLC Healthcare, Inc. stockholders promptly following the exchange and escrow agent’s receipt and processing CLC Healthcare, Inc. stock certificates and properly completed transmittal documents.

TREATMENT OF CLC HEALTHCARE, INC. STOCK OPTIONS AND UNVESTED RESTRICTED STOCK

All options to acquire common shares of CLC Healthcare, Inc. outstanding immediately prior to the Effective Date (as defined in the Agreement and Plan of Merger), whether or not then exercisable, shall be cancelled at the Effective Date and each holder of options will be entitled to receive an amount in cash equal to the excess, if any, of $1.00 per share over the per share exercise price of such options. At October 6, 2003, CLC Healthcare, Inc. had options outstanding for 42,000 shares of common stock, of which 20,000 shares were at an exercise price of $.25 per share and 22,000 shares were at an exercise price in excess of $1.00 per share.

Also at October 6, 2003, CLC Healthcare, Inc. had 112,500 unvested restricted shares of common stock outstanding, all of which will vest as of the Effective Date. Holders of these restricted shares will be entitled to receive $1.00 per share.

REPRESENTATIONS AND WARRANTIES

The merger agreement contains representations and warranties made by CLC Healthcare, Inc. to Center Healthcare, Inc. and CHMS, Inc., including representations and warranties relating to:

•	due organization, power and standing, and other corporate matters;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	capital structure;

•	subsidiaries;

•	conflicts under charter documents, violations of any instruments of law, and required consents and approvals;

•	reports and financial statements filed with the Securities and Exchange Commission and the accuracy of the information in those documents;

•	litigation;

•	no violation of law;

•	tax matters;

•	material contracts;

•	environmental matters;

•	brokers’ and finders’ fees with respect to the merger.

The merger agreement also contains representations and warranties made by Center Healthcare, Inc. and CHMS, Inc. to CLC Healthcare, Inc., including representations and warranties relating to:

•	due organization, power and standing, and other corporate matters;

•	conflicts under charter documents, violations of any instruments of law, and required consents and approvals;

•	brokers’ and finders’ fees with respect to the merger;

•	authorization, execution, delivery and enforceability of the merger agreement;

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

COVENANTS—CONDUCT OF THE BUSINESS OF CLC HEALTHCARE, INC. PRIOR TO MERGER

CLC Healthcare, Inc. and its subsidiaries are required to comply with certain restrictions on their conduct and operations. From the date of the merger agreement through the Effective Time, unless Center Healthcare, Inc. or its affiliates take any of the following actions under the terms pursuant to their operation of the subsidiaries as manager, CLC Healthcare, Inc. will not (and has agreed to cause its subsidiaries not to), without prior written consent of Center Healthcare, Inc.:

1.	amend or propose to amend the articles of incorporation, or bylaws;

2.	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, their capital stock or other securities of including any securities convertible into or exchangeable for shares of capital stock of any class except that CLC Healthcare, Inc. may issue shares of common stock pursuant to the exercise of the stock options outstanding on the date of the merger agreement in accordance with the present terms relating to such stock options.

3.	split, combine or reclassify any shares of their capital stock or other securities or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock or other securities, other than dividends or distributions to CLC Healthcare, Inc. or redeem, purchase or otherwise acquire or offer to acquire any shares of their capital stock or other securities;

4.	(A) create, incur, or assume any indebtedness other than loans by CLC Healthcare, Inc. to a wholly-owned CLC Healthcare, Inc. subsidiary or by a wholly-owned CLC Healthcare, Inc. subsidiary to CLC Healthcare, Inc.;

(B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any Person;

(C) make any capital expenditures in excess of $5,000;

(D) make any loans, advances or capital contributions to, or investments in, any other person except that CLC Healthcare, Inc. may make loans and advances in a person for customary travel, relocation or businesses advances or loans to employees in each case in accordance with applicable Law and in the ordinary course of business consistent with past practice;

(E) acquire or agree to acquire by merging or consolidating with, or by purchasing, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets, except that in the ordinary and usual course of business consistent with past practice; provided that such assets acquired in the ordinary and usual course of business would not, individually or in the aggregate, be material to the CLC Healthcare, Inc. and its subsidiaries taken as a whole; or

(F) divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets, businesses or properties, other than transfers of assets in the ordinary and usual course of business consistent with past practice; provided that, such assets transferred in the ordinary and usual course of business are not, individually or in the aggregate, material to the CLC Healthcare, Inc. and its subsidiaries taken as a whole;

5.	except as required by law or contract in effect as of the date of the merger agreement, increase in any respect the salary, compensation or benefits of any of its officers or employees except that CLC Healthcare, Inc. and its subsidiaries may increase salaries, compensation or benefits of its officers or employees that are in the ordinary course of business consistent with past practice to any officer or employee with an annual salary that does not exceed $125,000;

6.	enter into, establish, grant, award, amend, accelerate or terminate any employment, consulting, retention, management continuity, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement (or awards thereunder) with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate;

7.	make or rescind any express or deemed election relating to Taxes;

8.	settle or compromise any material Tax liability or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

9.	file or cause to be filed any amended Tax Return with respect to CLC Healthcare, Inc. or file or cause to be filed any claim for refund of Taxes paid by or on behalf of CLC Healthcare, Inc.;

10.	prepare or file any tax return inconsistent with past practice in preparing or filing similar tax returns in prior periods or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

11.	make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

12.	pay, discharge, or satisfy any material claim, liability, or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

13.	adopt any plan, enter into any agreement or take any action that would have the effect of impairing or delaying the completion of the merger and the other transactions contemplated by the merger agreement;

14.	enter into, modify or amend in any material respect, or terminate, any significant contract;

15.	except as may be required to consummate the merger, amend the Rights Agreement, redeem the rights thereunder or exempt any person or entity from, the Rights Agreement; or

16.	authorize, or commit or agree to take (or fail to take), any of the foregoing actions with respect to CLC Healthcare, Inc. or the subsidiaries.

INDEMNIFICATION AND INSURANCE

CLC Healthcare, Inc. and Center Healthcare, Inc. agree that all rights to indemnification and all limitations on liability existing in the certificate of incorporation or bylaws or an agreement with any officer, director, employee or agent who was subject to such terms prior to the Effective Time, shall continue in full force and effect in accordance with its terms, and shall not be amended, repealed or otherwise modified after the Effective Time and the surviving company shall honor all such indemnification provisions.

Center Healthcare, Inc. has agreed that in the event that CLC Healthcare, Inc. or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, then Center Healthcare, Inc. shall cause proper provision to be made so that the successors and assigns of CLC Healthcare, Inc. assume the indemnity obligations.

Center Healthcare, Inc. has agreed to purchase prior to the closing purchase a directors’ and officers’ liability insurance policy (or substantially similar liability insurance) covering acts or omissions occurring prior to the Effective Time covering each person currently covered by the CLC Healthcare, Inc.’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of each such policy in effect on the date hereof. Such insurance policy shall provide coverage for six years after the Effective Time.

The merger agreement provides that Center Healthcare, Inc.’s indemnity obligations are intended to be for the benefit of, and will be enforceable by, each person who is subject to the indemnity terms as defined by the merger agreement, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

THE CLC HEALTHCARE, INC. BOARD OF DIRECTORS’ RECOMMENDATION

The merger agreement provides that the CLC Healthcare, Inc. Board of Directors will recommend that the CLC Healthcare, Inc. stockholders approve the merger agreement. However, Center Healthcare, Inc. has agreed that the CLC Healthcare, Inc. board may change its recommendation in any manner if its recommendation of merger would be reasonably likely to be inconsistent with the CLC Healthcare, Inc. board’s fiduciary duties under applicable law, as determined by the CLC Healthcare, Inc. board in good faith after consultation with its legal advisors.

CONDITIONS TO THE MERGER

The obligations of CLC Healthcare, Inc., Center Healthcare, Inc. and CHMS, Inc. to complete the merger are subject to the satisfaction of each of the conditions described below. We believe that there is currently no material uncertainty as to the fulfillment of any of the conditions in completing the merger.

(1) The merger agreement has been approved by the holders of sixty-six and two thirds percent  (66 2/3%) of the outstanding shares of CLC Healthcare, Inc. common stock.

(2) No order, statute, rule regulation, executive order, stay, decree, judgment, law, or injunction of any court or other governmental authority that prohibits or prevents the consummation of the merger or the other transactions contemplated by the agreement shall have been enacted, entered, promulgated or enforced.

Unless waived by CLC Healthcare, Inc., the obligation of Center Healthcare, Inc. to complete the merger is subject to the satisfaction of both of the following additional conditions:

(1) Center Healthcare, Inc. and CHMS, Inc. have performed in all material respects their agreements contained in the merger agreement required to be performed on or prior to the effective time of the merger; and

(2) the representations and warranties of Center Healthcare, Inc. and CHMS, Inc. contained in the merger agreement are true and correct on and as of the effective time of the merger (except to the extent that the representations and warranties speak as of an earlier date), except for failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on Center Healthcare, Inc.

Unless waived by Center Healthcare, Inc. and CHMS, Inc., the obligations of Center Healthcare, Inc. and CHMS, Inc. to complete the merger are subject to the satisfaction of both of the following additional conditions:

(1) CLC Healthcare, Inc. has performed in all material respects their agreements contained in the merger agreement required to be performed on or prior to the effective time of the merger, and the representations and warranties of CLC Healthcare, Inc. contained in the merger agreement are true and correct on and as of the effective time of the merger (except to the extent that the representations and warranties speak as of an earlier date), except for failures to perform or to be true and correct that would not reasonably be expected to have a material adverse effect on CLC Healthcare, Inc.

(2) All statutory approvals required to be obtained in order to permit completion of the merger under applicable law have been obtained, except for approvals the failure of which to obtain would not, singly or in the aggregate reasonably be expected to have a material adverse effect on Center Healthcare, Inc. after the effective time of the merger.

IMPORTANT DEFINITIONS

In the merger agreement the phrase “CLC Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of CLC Healthcare, Inc. and its subsidiaries taken as a whole; provided, that such term shall not include effects that are (a) not applicable primarily to CLC Healthcare, Inc. resulting from market conditions generally in the assisted living industry or (b) from any matter or facts previously disclosed in the CLC Healthcare, Inc. SEC Reports, in the merger agreement and/or in the CLC Disclosure Letter.

In the merger agreement the phrase “Purchaser Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Center Healthcare, Inc. and its Subsidiaries, taken as a whole.

TERMINATION

The merger agreement may be terminated at any time prior to the Effective Time, notwithstanding any approval by CLC Healthcare, Inc. stockholders:

1.	by mutual written consent of CLC Healthcare, Inc., Center Healthcare, Inc. and CHMS, Inc.;

2.	by CLC Healthcare, Inc., if there has been a breach by Center Healthcare, Inc. of any of its representations, warranties, covenants or agreements contained in the merger agreement that would cause the conditions to the merger as set forth in the merger agreement not to be satisfied and such breach or condition is not curable or has not been promptly cured within 30 days following receipt by Center Healthcare, Inc. of written notice of such breach;

3.	by Center Healthcare, Inc., if there has been a breach by CLC Healthcare, Inc. of

•	any of its covenants set forth the merger agreement

•	any of CLC Healthcare, Inc.’s representations, warranties, covenants or agreements (other than those set forth regarding the Board’s recommendation of approval of the merger agreement,

obtaining stockholder approval of the merger agreement and any representation regarding the CLC Healthcare, Inc.’s solicitation of a takeover proposal) contained in the merger agreement that would cause the conditions relating to its representations and warranties and performance with all covenants and agreements as a condition to close not to be satisfied and in the case of a such breach that CLC Healthcare, Inc. is not able to cure such breach timely following receipt by CLC Healthcare, Inc. of written notice of such breach;

4.	by either Center Healthcare, Inc. or CLC Healthcare, Inc. if:

•	any decree, permanent injunction, judgment or order of any Governmental Authority preventing or prohibiting consummation of the merger shall have become final and nonappealable;

•	if the transactions contemplated by the merger agreement shall not have been consummated before January 31, 2004; provided, however, that the right to terminate the merger agreement shall not be available to any party whose breach of any provision of the merger agreement was a significant cause of the failure of the merger to occur on or before the such date.

•	if the merger and the other transactions contemplated by this agreement shall fail to receive the requisite approval from the CLC Healthcare, Inc. stockholders at CLC Healthcare, Inc. Stockholders’ Meeting (or any adjournment or postponement thereof);

5.	by Center Healthcare, Inc., if the Special Committee or CLC Healthcare, Inc.’s Board of Directors shall have withdrawn, or modified or changed, in a manner adverse to Center Healthcare, Inc., their approval or recommendation of the merger and the other transactions contemplated by the merger agreement or shall have recommended any Takeover Proposal (other than the merger) or resolved to do the same;

6.	by CLC Healthcare, Inc. (prior to CLC Healthcare, Inc. Stockholders Meeting), in connection with a Superior Proposal, if and only if CLC Healthcare, Inc. has complied with the covenants and agreements set forth in the merger agreement regarding obtaining stockholder approval and agreeing not to solicit a takeover proposal and upon such termination of the merger agreement immediately (i) enters into a definitive agreement for an Acquisition Transaction with respect to such Superior Proposal and (ii) pays Center Healthcare, Inc. Expenses to Center Healthcare, Inc. as set forth in the merger agreement; and

TERMINATION FEE

In the event of the termination of the merger agreement by either CLC Healthcare, Inc. or Center Healthcare, Inc. pursuant to the merger agreement, then:

1.	The merger agreement (other than certain obligations of the parties set forth in the merger agreement in Section 7.3 “Press Release and Public Announcements”, Section 9.2 “Effect of Termination” and Article X “Miscellaneous”) shall become null and void and of no force and effect and there shall be no liability under the Agreement on the part of either Center Healthcare, Inc. or CLC Healthcare, Inc.,

Exception: To the extent that such termination of the merger agreement results from a willful breach by either party of any of its representations, warranties, covenants or agreements set forth in the merger agreement; provided that the payment of CLC Healthcare, Inc. expenses or Purchaser expenses, as applicable, shall not affect or reduce a party’s liability for any willful breach by such party.

2.	CLC Healthcare, Inc. has agreed to pay to Center Healthcare, Inc. up to $10,000 of Center Healthcare, Inc. Expenses:

•	if CLC Healthcare, Inc. shall terminate the merger agreement if the merger fails to receive adequate stockholder approval and at any time after the date of the merger agreement and prior to the date of such termination a Takeover Proposal shall have been made or reaffirmed to CLC Healthcare, Inc. or publicly announced and, within nine months of the termination of the merger agreement, CLC Healthcare, Inc. enters into a definitive agreement with respect to any Acquisition Transaction,

•	if CLC Healthcare, Inc. or Center Healthcare, Inc. terminate the merger agreement due to the reasons set forth in TERMINATION paragraph 5 at any time after the date of the merger agreement and on or prior to the date of the CLC Healthcare, Inc.’s Stockholders Meeting a Takeover Proposal shall have been made or reaffirmed to CLC Healthcare, Inc. or publicly announced and, within 9 months of the termination of the merger agreement, CLC Healthcare, Inc. enters into a definitive agreement with respect to any Acquisition Transaction,

•	or if CLC Healthcare, Inc. shall terminate the merger agreement based on TERMINATION paragraph 7.

3.	Center Healthcare, Inc. has agreed to be obligated to pay to CLC Healthcare, Inc. up to $10,000 of CLC Healthcare, Inc.’s expenses if CLC Healthcare, Inc. or Purchaser shall terminate this Agreement pursuant to any of its applicable termination provisions and, at the time of such termination, all of the conditions to obligations of Center Healthcare, Inc. and the CHMS, Inc. shall have been satisfied or waived (or with respect to conditions that by their nature are to be fulfilled at the Closing, shall then be capable of being satisfied at a Closing).

AMENDMENT

Provisions of the merger agreement may be amended or waived prior to the effective time of the merger if the amendment or waiver is signed by the respective parties to the merger agreement (and approved by their respective boards of directors) in the case of an amendment, or by the party against whom the waiver is to be effective in the case of the waiver.

THE RIGHTS AGREEMENT

On November 9, 2001, CLC Healthcare, Inc. Board of Directors adopted a stockholder rights plan and amended its bylaws to adopt a classified board. CLC Healthcare, Inc. announced that the board had voted to amend CLC Healthcare, Inc.’s bylaws to provide for a classified board of directors and voted to increase the number of directors to eight. The directors are divided into four classes, with one class of directors representing at least one-fourth of all of the directors being elected annually. At the February 6, 2002 annual meeting, three incumbent directors stood for reelection, and at each meeting thereafter one-fourth of the directors will stand for reelection for four-year periods.

Under the rights plan, CLC Healthcare, Inc. distributed preferred stock purchase rights as a dividend at the rate of one right for each share of common stock held as of the close of business on November 19, 2001. Stockholders did not actually receive certificates for the rights at this time, and the rights were initially evidenced by each share of common stock. The number of rights outstanding is subject to adjustment under certain circumstances and all rights expire on November 19, 2011.

Each right entitled the holder to buy  1/100th of a share of Series A Junior Participating Preferred Stock of CLC Healthcare, Inc. at an exercise price of four dollars for each  1/100th of a share. Each preferred share is designed to be substantially equivalent in voting and dividend rights to 100 shares of common stock. The rights will be exercisable and will trade separately from the common stock only in the event that a person or group of persons not approved by the board (1) becomes an “Acquiring Person” as defined in the rights plan, or (2) commences a tender or exchange offer; the consummation of which would result in such person or group becoming an Acquiring Person. In general, an “Acquiring Person” is defined as the beneficial owner of 15% or more of the outstanding common stock of CLC Healthcare, Inc. In the case of persons and groups who are the beneficial owners of 15% or more of the outstanding common stock on November 9, 2001, such persons or groups will not become an Acquiring Person until they acquire beneficial ownership of more than 10,000 additional shares of common stock. Stockholders will receive certificates for the rights only when the rights become exercisable.

If any person or group of persons not approved by the board does become an Acquiring Person or commences an offer that would result in such person or group becoming an Acquiring Person, the other stockholders will be able to exercise the rights and buy common stock of CLC Healthcare, Inc. having twice the value of the exercise price of the rights. Additionally, if CLC Healthcare, Inc. is involved in certain mergers where its shares are exchanged or certain major sales of its assets occur, stockholders who have not previously exercised rights will be able to purchase for the exercise price shares of common stock of the acquiring person in such merger or acquisition having twice the value of the exercise price of the rights.

CLC Healthcare, Inc. is entitled to redeem the rights at a price of $.001 per right at any time prior to the time at which a person or group becomes an Acquiring Person.

CLC Healthcare, Inc.’s Board of Directors adopted the rights agreement and issued the rights to protect CLC Healthcare, Inc. stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of the outstanding CLC Healthcare, Inc. common stock without the approval of the CLC Healthcare, Inc. board.

In connection with approval of the merger agreement, the CLC Healthcare, Inc. board also approved an amendment to the rights agreement to allow the merger to occur without triggering any distribution or adverse event under the rights agreement.

For those interested in specific terms of the rights agreement, a summary of the rights agreement, as well as a complete copy of the rights agreement, are included with the Registration Statement Form 8-A, filed by CLC Healthcare, Inc. with the SEC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of October 10, 2003, the amount of CLC Healthcare, Inc. common stock beneficially owned by each of its directors, its five most highly compensated executive officers during fiscal year 2002, and all directors and executive officers as a group:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Common Stock(1)		Percent of Class
Seth W. Hamot	418,500	(4)	19.6%
121-B Tremont Street
Brighton, MA 02135

National Health Investors, Inc.	207,000	(5)	9.7%
100 Vine Street, Suite 1200
Murfreesboro, TN 37130

Andre C. Dimitriadis	270,278	(2)	12.7%
Christopher T. Ishikawa	67,529	(2)	3.2%
Alan J. Zampini	36,000	(2)
Andrew M. Kerr	15,000	(2)	*
Kimberly A. Daugherty	12,000	(2)	*
Wendy L. Simpson	40,082	(2)(6)	1.7%
Bary G. Bailey	21,000	(2)	1.0%
John L. Mass, Jr.	0		*
John R. Rice	0		*
All directors and executive officers as a group (9 persons)	461,889	(3)	21.7%

*	Less than 1%
(1)	Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)	Includes the following shares of restricted stock that vest January 1, 2004: Mr. Dimitriadis—25,000, Mr. Ishikawa—20,000, Mr. Zampini—24,000, Mr. Kerr—5,000, Ms. Daugherty—4,000, Ms. Simpson—12,000 and Mr. Bailey—7,000.
(3)	Includes 97,000 shares of restricted stock that vest in 2004.
(4)	Based solely upon information contained in a Schedule 13G provided to us, Seth W. Hamot is the President of Roark, Reardon & Hamot Inc., which is the General Partner of Costa Brava Partnership II LP (“CBPII”). CBPII reports to have sole voting and dispositive power over 318,000 shares and Mr. Hamot reports to have voting and dispositive power over 393,500 shares and shared dispositive power over 25,000 shares.
(5)	Based solely upon information contained in a Schedule 13G provided to us, National Health Investors, Inc., reports to have sole voting and dispositive power over 207,000 shares.
(6)	Includes 221 shares held by spouse in an individual retirement account.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning each person known by CLC Healthcare, Inc. to own beneficially more than 5% of the outstanding shares of CLC Healthcare, Inc. common stock as of October 10, 2003.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Common Stock(1)		Percent of Class
Seth W. Hamot	418,500	(3)	19.6%
121-B Tremont Street
Brighton, MA 02135

Andre C. Dimitriadis	270,278	(2)	12.7%
7610 North Stemmons Freeway, Suite 500
Dallas, Texas 75247

National Health Investors, Inc.	207,000	(4)	9.7%
100 Vine Street, Suite 1200
Murfreesboro, TN 37130

(1)	Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)	Includes the 25,000 shares of restricted stock that vest January 1, 2004.
(3)	Based solely upon information contained in a Schedule 13G provided to us, Seth W. Hamot is the President of Roark, Reardon & Hamot Inc., which is the General Partner of Costa Brava Partnership II LP (“CBPII”). CBPII reports to have sole voting and dispositive power over 318,000 shares and Mr. Hamot reports to have voting and dispositive power over 393,500 shares and shared dispositive power over 25,000 shares.
(4)	Based solely upon information contained in a Schedule 13G provided to us, National Health Investors, Inc., reports to have sole voting and dispositive power over 207,000 shares.

Seth W. Hamot has agreed to vote all CLC Healthcare, Inc. shares beneficially owned by him in favor of the merger.

MARKET PRICE OF CLC HEALTHCARE, INC.  COMMON STOCK AND DIVIDEND INFORMATION

CLC Healthcare, Inc. common stock is traded on the OTC Bulletin Board. The table below sets forth by quarter, over the last three years, the high and low sales prices of CLC Healthcare, Inc. common stock.

	Price Per Share
	High	Low
2003
First Quarter	$0.030	$0.000
Second Quarter	0.040	0.000
Third Quarter (through October 6, 2003)	0.020	0.005

2002
First Quarter	$2.500	$0.350
Second Quarter	0.890	0.300
Third Quarter	0.320	0.210
Fourth Quarter	0.210	0.000

2001
First Quarter	$0.375	$0.375
Second Quarter	1.200	0.375
Third Quarter	1.010	0.550
Fourth Quarter	0.760	0.250

On October 6, 2003, the last full day of trading prior to the public announcement of Center Healthcare, Inc.’s interest in acquiring CLC Healthcare, Inc., the high and low sales price of CLC Healthcare, Inc. common stock as reported on the OTC Bulletin Board were $0.02 and $0.02, respectively. On October 10, 2003, the last full trading day prior to the date of this proxy statement, the closing price of CLC Healthcare, Inc. common stock as reported on the OTC Bulletin Board was $0.65.

CLC Healthcare, Inc. stockholders are encouraged to obtain current market quotations for CLC Healthcare, Inc. common stock.

CLC Healthcare, Inc. has never paid a cash dividend.

FORWARD-LOOKING STATEMENTS

This proxy statement includes and incorporates by reference statements that are not historical facts. These statements are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on our current plans and expectations relating to the analyses of value and expectations of anticipated growth in the future and future success under various circumstances, and, as such, these forward-looking statements involve uncertainty and risk. These forward-looking statements are contained in the sections entitled “Summary Term Sheet for the Merger” and “The Merger,” of this proxy statement. These forward-looking statements should be read in conjunction with the section entitled “Business Risk Factors” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2002, which describes many of the external factors that could cause our actual results to differ materially from our expectations. Our Form 10-K is on file with the SEC, and a copy is available without charge upon written request to: Andrew M. Kerr, Chief Financial Officer, CLC Healthcare, Inc., Inc., 7610 North Stemmons Freeway, Suite 500, Dallas, Texas, 75247. The Form 10-K is also available via the Internet at www.sec.gov.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in any forward-looking statement. We do not undertake any obligation to update the forward-

looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

All information contained in this proxy statement with respect to Center Healthcare, Inc. and CHMS, Inc. and the financing for the merger has been supplied by and is the responsibility of Center Healthcare, Inc.

FUTURE STOCKHOLDER PROPOSALS

CLC Healthcare, Inc. intends to hold an annual meeting in 2003 only if the merger is not completed. Any CLC Healthcare, Inc. stockholder intending to submit a nomination of a director or a proposal of other business for inclusion in the proxy statement and form of proxy statement for our 2003 annual meeting of stockholders, in the event that it is held, must submit the nomination or proposal to the attention of our General Counsel at our principal executive office and must be received not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.

WHERE YOU CAN FIND MORE INFORMATION

CLC Healthcare, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. The company files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANY THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

THE INFORMATION CONTAINED IN THIS PROXY SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

CENTER HEALTHCARE, INC.

CHMS, INC.

CLC HEALTHCARE, INC.

Dated as of October 6, 2003

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of October 6, 2003, by and among Center Healthcare, Inc., a Nevada corporation (“Purchaser”), CHMS, Inc., a Nevada corporation and direct, wholly owned subsidiary of Purchaser (“Merger Sub”), and CLC Healthcare, Inc., a Nevada corporation (“CLC” or the “Company”).

WHEREAS, Purchaser desires that the Company become a wholly owned subsidiary of Purchaser through a Merger of Merger Sub with and into the Company, with the Company as the surviving corporation, on the terms and subject to the conditions set forth in this Agreement and Chapters 78 and 92A of the Nevada Revised Statutes (“NRS”);

WHEREAS, a committee consisting of independent members of the Board of Directors of the Company (the “Special Committee”) has (i) declared the advisability of this Agreement, (ii) determined that the Merger is fair to the holders of Common Shares, (ii) has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders, and (iii) has recommended to the Board of Directors of the Company that the Board of Directors declare the advisability of this Agreement and approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, based on the recommendation of the Special Committee, the Board of Directors of the Company has adopted resolutions declaring the advisability of this Agreement and has determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Purchaser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to such transactions;

WHEREAS, Purchaser has been managing the Company and has had the opportunity to conduct sufficient due diligence and is relying on his own investigation of the Company and not on any information provided or to be provided by CLC or its affiliates, except as expressly set forth herein.

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meanings given to them in Article XI hereof.

Now, Therefore, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1     The Merger

(a)  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 92A of the NRS, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall continue to be governed by the laws of the State of Nevada and the separate corporate existence of the Company with all its rights, privileges, immunities, powers, franchises, restrictions, disabilities and duties, shall continue unaffected by the Merger except as set forth in this Agreement.

(b)  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, at a location to be agreed by the Company and Purchaser on a date to be agreed upon by the parties (the “Closing Date”), which shall be no later than the second business day after the first date that all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) have been satisfied or waived, unless another place, time or date is agreed to by the parties.

(c)  Subject to the provisions of this Agreement, on the Closing Date, the parties shall cause to be filed with the Nevada Secretary of State a certificate of merger (the “Certificate of Merger”) in accordance with the NRS and make all other filings or recordings required under the NRS as are necessary or advisable to effect the Merger. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Nevada Secretary of State in accordance with the NRS or at such subsequent date or time as Purchaser and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

(d)  The Merger shall have the effects specified in Chapter 92A of the NRS.

Section 1.2    Conversion of Shares

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, Merger Sub or any holder of Common Shares, each Common Share issued and outstanding immediately prior to the Effective Time, including any shares of restricted stock issued pursuant to the Stock Plans (other than (1) any Common Shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and (2) the Dissenting Shares), shall be cancelled and retired and shall be converted into the right to receive $1.00 in cash per share in accordance with the terms of Section 1.3, without interest thereon (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such Common Share or any replacement certificates representing such Common Shares as may be obtained from the transfer agent of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, Merger Sub or any holder of Common Shares, (i) all of the Common Shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company shall be cancelled and retired and no payment shall be made with respect thereto and (ii) all of the Dissenting Shares shall be cancelled and retired and, so long as such holders of Dissenting Shares comply with the provisions of Section 92A.420 of the NRS, the Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 92A of the NRS.

(b)  At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and shall, after the Merger, be the only shares of Surviving Corporation issued and outstanding.

(c)  Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.2(a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under Chapter 92A of the NRS. Such holder of Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions Chapter 92A of the NRS, provided that such holder complies with the provisions of Section 92A.420 of the NRS. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Prior to the Effective Time, the Company shall give Purchaser prompt notice of any demands received by the Company for appraisal of Common Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment prior to the Effective Time with respect to, or settle or offer to settle, or otherwise negotiate, any such demands.

Section 1.3    Surrender and Payment

(a)  No later than fifteen (15) Business Days following the execution of this Agreement, Purchaser shall (i) designate a bank or other agent reasonably acceptable to the Company to act as escrow and paying agent (the “Paying Agent”) for the payment of the Merger Consideration and (ii) shall deposit, or cause to be deposited, in trust with the Paying Agent in cash the aggregate amount of the Merger Consideration that would be payable if the Closing were to occur on such date. Such amount being hereinafter referred to as the “Payment Fund.”

(b)  Promptly after the Effective Time, the Paying Agent shall mail to each record holder of certificates that, immediately prior to the Effective Time, represent Common Shares (the “Certificates”), the following: (i) a form of letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and (ii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof. Upon the surrender of each such Certificate, together with a duly executed letter of transmittal and any other required documents, the Paying Agent shall, as soon as practicable, pay the holder of such Certificate an amount equal to the product of (x) the Merger Consideration multiplied by (y) the number of Common Shares formerly represented by such Certificate, less any required withholding taxes, in consideration therefor, and such Certificate shall be cancelled.

(c)  Until surrendered pursuant to paragraph (b) above, each Certificate (other than Certificates representing Common Shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto, without any interest or other income thereon. The Paying Agent shall invest the Payment Fund as directed by Purchaser (so long as such directions do not impair the rights of the holders of Common Shares) in direct obligations of, or money market funds, substantially all the assets of which are invested in direct obligations of, the United States of America, or of any agency the obligations of which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid to Purchaser, and no interest or other income shall be paid or accrued on the Payment Fund to the holders of Common Shares. Subject to Section 1.3(d), the Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration as set forth in this Section 1.3 out of the Payment Fund. The Payment Fund shall not be used for any purpose other than as provided herein. If the Merger Consideration (or any portion thereof) is to be delivered to any Person, other than the Person in whose name the Certificate surrendered is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer, that the signatures on the Certificate, shall be properly guaranteed, and that the Person surrendering such Common Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall be required to pay the full Merger Consideration in respect of any Common Shares represented by such Certificate; provided, however, that Purchaser may require the owner of such lost, stolen or destroyed Certificate to execute and deliver to the Paying Agent a form of affidavit claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to Purchaser, and the posting by such owner of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against Purchaser or the Paying Agent.

(d)  At any time following the date which is 135 days after the Effective Time, Surviving Corporation may require that the Paying Agent shall deliver to Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions contemplated by this Agreement. Thereafter, each holder of a Certificate (other than Certificates representing Common Shares held in the treasury of the Company or by any wholly-owned Subsidiary of the Company or Dissenting Shares) may surrender such certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or other income thereon.

Notwithstanding the foregoing, none of Purchaser, Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any such Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Section 1.3 would otherwise escheat to or become the property of any Governmental Authority, the cash payment in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(e)  Immediately prior to the Effective Time, the stock transfer books of the Company shall be closed, and, after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Section 1.3.

(f)  From and after the Effective Time, all holders of certificates evidencing ownership of Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares except (i) holders of Common Shares that are not Dissenting Shares may surrender their Certificates in exchange for the Merger Consideration pursuant to this Agreement, (ii) holders of Dissenting Shares may perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Chapter 92A of the NRS, and (iii) holders of Dissenting Shares who fail to perfect or withdraw or otherwise lose the right to appraisal may surrender their Certificates in exchange for the Merger Consideration pursuant to this Agreement.

Section 1.4    Stock Options

All options (the “Stock Options”) to acquire Common Shares outstanding immediately prior to the Effective Time under any stock option or similar plan or agreement of the Company (such stock option or similar plans or agreements being collectively referred to herein as the “Stock Plans”), whether or not then exercisable, shall (by all necessary and appropriate action which shall be taken by the Board of Directors of the Company or such appropriate committee or committees thereof) be cancelled at the Effective Time, and (i) Purchaser shall use commercially reasonable efforts so that each holder of a Stock Option shall at the Effective Time, but in any event not more than two business days after the Effective Time, receive from the Surviving Corporation (and if necessary Purchaser will provide funds to the Surviving Corporation so that it is able to make such payment), for each Common Share subject to a Stock Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option, without interest, in full settlement of the Company’s (and the Surviving Corporation’s) obligations under each such Stock Option, or (ii) to the extent that the per share exercise price of any Stock Option equals or exceeds the Merger Consideration, at the Effective Time such Stock Option shall be cancelled and the holder of such Stock Option shall not receive or be entitled to receive any consideration from Purchaser, Merger Sub or the Surviving Corporation in respect of such Stock Option. At least ten days prior to the Closing Date, the Company shall deliver to Purchaser a list of the holders of Stock Options, indicating the number of Stock Options held by each holder of Stock Options, the exercise price and expiration date of such Stock Options, and whether the Stock Options are exercisable. Notwithstanding the foregoing, the amounts payable pursuant to this Section 1.4 shall be subject to all applicable withholding taxes. The Company shall use commercially reasonable efforts to approve the disposition of the Stock Options in accordance with the foregoing to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

Section 1.5    Adjustments

If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6    Withholding Taxes

Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder or former holder of Common Shares such amounts as may be required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts otherwise would have been paid.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1    Articles of Incorporation

The amended and restated articles of incorporation of CLC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended, in accordance with the terms thereof and the NRS.

Section 2.2    Bylaws

The bylaws of CLC as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the articles of incorporation of the Surviving Corporation and the NRS.

Section 2.3    Directors and Officers

At and after the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CLC

CLC represents and warrants to Purchaser that the statements contained in this Article III are true and correct to the best of CLC’s knowledge or known to Purchaser or except as set forth herein or disclosed in the CLC Disclosure Letter or the CLC SEC Reports.

Section 3.1    Organization and Qualification

(a)  CLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of CLC’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a CLC Material Adverse Effect. CLC has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. CLC has made available to Purchaser a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and CLC’s articles of incorporation and bylaws as so delivered are in full force and effect. CLC is not in material default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

(b)  CLC has no Subsidiaries other than those listed on the attached Schedule 3.1(b).

(c)  Each of CLC’s Subsidiaries that is a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a CLC Material Adverse Effect. Each of CLC’s Subsidiaries that is not a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a CLC Material Adverse Effect. Each of CLC’s Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. No Subsidiary of CLC is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents).

Section 3.2    Capitalization

The authorized capital stock of CLC consists of forty million (40,000,000) shares of CLC Common Stock, together with the rights associated therewith under the Rights Agreement, and ten million (10,000,000) shares of Preferred Stock. As of the date of this Agreement, (a) 2,132,826 shares of CLC Common Stock were issued and outstanding, (b) no shares of Preferred Stock were issued and outstanding, and (c) stock options to acquire 42,000 shares of CLC Common Stock were outstanding under all stock option plans and agreements of CLC or its Subsidiaries. All of the outstanding shares of Capital Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating CLC to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

Section 3.3    Authority; Binding Agreement

(a)  CLC has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining CLC Stockholders’ Approval as contemplated by Section 3.17, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by CLC’s Board of Directors, and no other corporate proceedings on the part of CLC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby, other than CLC Stockholders’ Approval as contemplated by Section 3.17 hereof.

(b)  The Company has taken all necessary action so that (a) none of the execution or delivery of this Agreement, or the performance by the parties of their respective obligations under this Agreement, including the consummation of the Merger and the other transactions contemplated by this Agreement, give rise to or will give rise to a “Distribution Date,” a “Stock Acquisition Date” or a “Flip-In Event,” or result in Purchaser, Merger Sub or any affiliate or associate of either of them becoming an “Acquiring Person” (each as defined in the Rights Agreement), under the Rights Agreement and (b) the rights, if any, issued pursuant to the Rights Agreement shall terminate upon the Effective Time.

(c)  The Board of Directors of the Company and the Special Committee of the Board of Directors have taken all appropriate and necessary action to render any anti-takeover statute or regulation, including Sections 78.378 through 78.3793, inclusive, and Sections 78.411 through 78.444, inclusive, of the NRS (each, a “Takeover Statute”) inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

(d)  This Agreement has been, or upon execution will be, duly and validly executed and delivered by CLC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of CLC enforceable against CLC in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

Section 3.4    Consents and Approvals; No Violation

The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by CLC of its obligations hereunder will not:

(a)  conflict with any provision of CLC’s articles of incorporation or bylaws or the articles of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

(b)  subject to obtaining of any requisite approvals of CLC’s stockholders as contemplated by Section 3.17 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) (x) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, (y) consents or approvals from Governmental Authorities other than as set forth on Schedule 3.4(b) hereto, (the “Company Regulatory Consents”), and (y) approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby (“Customary Post Closing Consents”) or (ii) any third party other than a Governmental Authority, other than such Company Regulatory Consents and non Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not result in a CLC Material Adverse Effect, materially impair the ability of CLC or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated by this Agreement;

(c)  result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any material note, lease, mortgage, license, agreement or other instrument or obligation to which CLC or any of its Subsidiaries is a party or by which CLC or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a CLC Material Adverse Effect, (ii) materially impair the ability of CLC or any of its Subsidiaries to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

(d)  result in the creation of any Lien or Liens upon any shares of capital stock or material properties or assets of CLC or any of its Subsidiaries under any agreement or instrument to which CLC or any of its Subsidiaries is a party or by which CLC or any of its Subsidiaries or any of their properties or assets is bound.

Section 3.5    CLC SEC Reports

CLC has filed with the SEC, and has heretofore made available to Purchaser true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its annual reports to stockholders, required to be filed by it or its predecessors with the SEC since January 1, 2001 under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder (collectively, the “CLC

SEC Reports”). As of the respective dates such CLC SEC Reports were filed or, if any such CLC SEC Reports were amended, as of the date such amendment was filed, each of the CLC SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.6    [Reserved]

Section 3.7    [Reserved]

Section 3.8    [Reserved]

Section 3.9    Taxes

Except as otherwise disclosed in the CLC SEC Reports filed and publicly available prior to the date of this Agreement and for matters that would not have a CLC Material Adverse Effect:

(a)  CLC and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

(b)  CLC and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

(c)  No Audit by a Tax Authority is pending or, to the knowledge of the Company, threatened with respect to any Tax Returns filed by, or Taxes due from, CLC or any Subsidiary. No issue has been raised in writing by any Tax Authority in any Audit of CLC or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been assessed against CLC or any of its Subsidiaries. There are no liens for Taxes upon the assets of CLC or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(d)  Neither CLC nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e)  The Company is not a party to any Tax sharing agreements.

Section 3.10    Litigation

Except as described on Schedule 3.10 hereto or the Company’s Form 10-K as filed with the SEC, and for matters that would not have a CLC Material Adverse Effect, there is no suit, claim, action, proceeding or investigation (“Litigation”) pending or, to CLC’s knowledge, threatened against or directly affecting CLC, any Subsidiaries of CLC or any of the directors or officers of CLC or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a CLC Material Adverse

Effect, if adversely determined. Schedule 3.10 includes a description, accurate as of the date of this Agreement, of any Litigation disclosed in the CLC SEC Reports filed and publicly available prior to the date of this Agreement that could have a CLC Material Adverse Effect. Neither CLC nor any of its Subsidiaries, nor any officer, director or employee of CLC or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of CLC or such Subsidiary nor, to the knowledge of CLC; is CLC, any Subsidiary or any officer, director or employee of CLC or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the CLC SEC Reports filed and publicly available prior to the date of this Agreement, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring CLC or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 3.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.12.

Section 3.11    [Reserved]

Section 3.12    Environmental Liability

Prior to August 1, 2003 and except for matters that would not have a CLC Material Adverse Effect:

(a)  The businesses of CLC and its Subsidiaries have been and are operated in compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, “Environmental Laws”).

(b)  Neither CLC nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (“Hazardous Substances”) at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to CLC’s knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by CLC or any of its Subsidiaries except in material compliance with all Environmental Laws.

(c)  Neither CLC nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of CLC, any other communication alleging or concerning any material violation by CLC or any of its Subsidiaries of, or responsibility or liability of CLC or any of its Subsidiaries under, any Environmental Law.

(d)  There are no pending, or to the knowledge of CLC, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of CLC or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a CLC Material Adverse Effect, nor does CLC have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(e)  CLC and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of CLC and its Subsidiaries; there are no pending or, to the knowledge of CLC, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and CLC does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(f)  There has been no discharge, release or disposal by CLC or its Subsidiaries or, to CLC’s knowledge, any predecessor in interest at any of the properties owned or operated by CLC, its Subsidiaries or a predecessor in interest, or to the knowledge of CLC, at any disposal or treatment facility which received Hazardous Substances generated by CLC, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have a CLC Material Adverse Effect.

(g)  To CLC’s knowledge, no pending claims have been asserted or threatened to be asserted against CLC or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by CLC or its Subsidiaries at property owned or operated by CLC or its Subsidiaries, except as could not reasonably be expected to have a CLC Material Adverse Effect.

Section 3.13    Compliance with Applicable Laws

Prior to August 1, 2003:

(a)  CLC and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither CLC nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a CLC Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 3.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.12.

(b)  Except as set forth on Schedule 3.10 hereto, neither the Company nor any Company Subsidiary is the subject of any formal investigation, nor to the knowledge of the Company or any Company Subsidiary has any investigation or prosecution or other action been threatened by any Governmental Entity or any private entity or person regarding non-compliance with any Law and no basis exists for any such investigation or prosecution, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  Current billing policies, arrangements, protocols and instructions of the Company and the Company Subsidiaries related to services covered by Medical Reimbursement Programs comply in all material respects with applicable requirements of Medical Reimbursement Programs. The Company and each Company Subsidiary have complied with all applicable billing policies, procedures, limitations and restrictions of third-party payors, including Medical Reimbursement Programs, and there is no pending or, to the knowledge of the Company, threatened recoupment or penalty action or proceedings against the Company or any Company Subsidiaries under any other third party payor, except for such non-compliance, actions or proceedings that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)  The Company and each Company Subsidiary has obtained, and maintains in force, all licenses, permits, franchises, certificates of authority, orders and waivers required from any Governmental Authority (“Company Permits”) to operate their respective businesses in the manner in which they are currently operated (and currently proposed to be operated) and to occupy, operate and use any buildings, improvements, fixtures and equipment owned or leased in connection with the operation of long term care facilities to provide the services currently provided by the Company and the Company Subsidiaries at all locations of the Company and the Company Subsidiaries and all such Company Permits are valid and in full force and effect, with only such exceptions that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits have been issued in the name of the Company or the applicable Company Subsidiary having an ownership, leasehold, management or operational interest in the facilities referenced therein. No Company Permits have been suspended, cancelled or terminated and, to the knowledge of the Company, no suspension, cancellation or termination of any such Company Permits is threatened or imminent, except to the extent that would not cause a CLC Material Adverse Effect. Each employee of the Company and each Company Subsidiary (including each facility administrator) has obtained, and maintains in force, all licenses, permits or similar authorizations required to authorize such employee to perform his or her duties on behalf of the Company and the Company Subsidiaries with only such exceptions that would not be reasonably likely to have, individually and in the aggregate, a Company Material Adverse Effect.

(e)  Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, officer, agent, employee of the Company or any Company Subsidiary acting for or on behalf of the Company or any Company Subsidiary, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or any of the Company Subsidiaries: (i) any bribe, kickback, direct or indirect unlawful payment or other similar payment to any Governmental Entity or any agent of any supplier or customer, or (ii) any contribution, payment, gift or entertainment to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or other than in compliance with applicable Law).

(f)  To the extent required, the Company and each Company Subsidiary is qualified for the conduct of its business in the ordinary and regular course, for participation in the Medicare program and is a party to provider agreements for such programs which are in full force and effect with no events of default having occurred thereunder, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has filed all claims or other reports required to be filed with respect to the purchase of services by third-party payors, including the Medical Reimbursement Programs, except as would not be reasonably likely to have a Company Material Adverse Effect. All such claims or reports are complete and accurate in all material respects. The Company and each of the Company Subsidiaries has paid or has properly recorded on the Company’s financial statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and neither the Company nor any Company Subsidiary has any material liability to any payor with respect thereto, except, as has been fully reserved for in the Company’s financial statements. Except as set forth on Schedule 3.13(f) hereto, neither the Company nor any Company Subsidiary has received any written notice or, to the knowledge of the Company, any oral notice of any pending appeals, overpayment determinations, adjustments, challenges, audits, litigation, or notices of intent to reopen Medicare claims determinations or other reports required to be filed by the Company or any Company Subsidiary in order to be paid by a payor for services rendered. None of the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers or employees, consultants, or partners (other than limited partners in the Company Public Subsidiaries or stockholders of the Company) has been convicted of, or pled guilty or nolo contendere to, patient abuse or neglect, or any other Medicare program-related offense. Neither the Company nor any of the Company Subsidiaries, nor to the knowledge of the Company, any of their respective directors, officers, current employees, consultants or partners (other than limited partners in the Company Public Subsidiaries or stockholders of the Company), has committed any offense which would be reasonably likely to serve as the basis for suspension or exclusion from the Medicare program, including defrauding a government program, loss of a license to provide health care services, and failure to provide quality care.

Section 3.14    Insurance

Section 3.14 of the Disclosure letter lists each insurance policy to which CLC and/or its Subsidiaries is a party. None of CLC, any of its Subsidiaries or any other party to any such insurance policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and CLC does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not have a CLC Material Adverse Effect.

Section 3.15    [Reserved]

Section 3.16    Material Contracts

CLC has filed as exhibits to the CLC SEC Reports filed and publicly available prior to the date of this Agreement a list of each contract, lease, indenture, agreement, arrangement or understanding to which CLC or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form 10-K as filed with the SEC (collectively, the “CLC Material Contracts”).

Section 3.17    Required Stockholder Vote or Consent

The only vote of the holders of any class or series of capital stock of CLC that will be necessary to consummate the CLC Merger and the other transactions contemplated by this Agreement is the approval of this Agreement by the holders of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of CLC Common Stock entitled to vote on the record date (“CLC Stockholders’ Approval”).

Section 3.18    Proxy Statement/Prospectus; Registration Statement

None of the information to be supplied by CLC or its Subsidiaries for inclusion in the proxy statement relating to the CLC Special Meeting (the “Proxy Statement”), to be filed by the Company with the SEC, and any amendments or supplements thereto will, at the time the Proxy Statement is filed or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.19    [Reserved]

Section 3.20    Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by CLC or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of CLC or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Merger Sub jointly and severally represent and warrant to the Company as follows, except as disclosed the Purchaser Disclosure Letter.

Section 4.1    Organization and Qualification

(a)  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of Purchaser’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Purchaser Material Adverse Effect. Purchaser has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Purchaser has made available to the Company a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Purchaser’s articles of incorporation and bylaws as so delivered are in full force and effect. Purchaser is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

(b)  Each of Purchaser’s Subsidiaries that is a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Purchaser Material Adverse Effect. Each of Purchaser’s Subsidiaries that is not a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Purchaser Material Adverse Effect. Each of Purchaser’s Subsidiaries has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. No Subsidiary of Purchaser is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents).

(c)  All of the outstanding shares of Merger Sub are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by Purchaser. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations of any kind, entered into any agreement or arrangement with any Person or entity, or incurred, directly or indirectly, any material liabilities or obligations, in each case except in connection with their incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.

Section 4.2    Authority; Binding Agreement

(a)  Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement, the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the necessary corporate actions and no other proceedings on behalf of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement other than the filing of the Certificate of Merger in accordance with the NRS. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and the other parties hereto, constitutes the legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms except as enforceability thereof may be limited by creditors rights generally or by general principals of equity.

Section 4.3    Consents and Approvals; No Violation

The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Purchaser or Merger Sub of their respective obligations hereunder will not:

(a)  conflict with any provision of the articles of incorporation or bylaws of Purchaser or Merger Sub or the articles of incorporation or bylaws (or other similar organizational documents) of any of their Subsidiaries;

(b)  require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws and Customary Post-Closing Consents, (iii) consents or approvals from Governmental Authorities set forth on Schedule 4.3(b) hereto (the “Purchaser Regulatory Consents”) or (ii) any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (x) result in a Purchaser Material Adverse Effect, (y) materially impair the ability of Purchaser or any of its Subsidiaries to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this Agreement;

(c)  result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or fights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate; would not (i) result in a Purchaser Material Adverse Effect, (ii) materially impair the ability of Purchaser or any of its Subsidiaries to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

(d)  violate, the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Purchaser or any of its Subsidiaries;

(e)  result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Purchaser or its Subsidiaries under any agreement or instrument to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of their properties or assets is bound; or

(f)  result in any holder of any securities of Purchaser being entitled to appraisal, dissenters’ or similar rights.

Section 4.4    [Reserved]

Section 4.5    Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by Purchaser or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Purchaser or any of its Subsidiaries.

ARTICLE V

COVENANTS OF CLC

CLC covenants and agrees as follows:

Section 5.1    Conduct of Business

Except as expressly provided in this Agreement or as set forth in the Company Disclosure Schedule or unless Purchaser or its affiliates take any of the following actions under the terms of that certain Management Agreement between the Company and Comprehensive Consulting, Inc., an affiliate of Purchaser dated as of August 1, 2003, the Company will not, nor will it permit or authorize any Company Subsidiary to, unless the prior written consent of Purchaser has been obtained, which consent shall be deemed given if Purchaser has not provided notice of objection within five (5) business days of receipt by the Purchaser of the Company’s consent request in writing, during the period from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement:

(i)	amend or propose to amend the articles of incorporation, or bylaws or the organizational documents of the Company Subsidiaries;

(ii)	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or the Company Subsidiaries including any securities convertible into or exchangeable for shares of capital stock of any class of the Company or the Company Subsidiaries, except for the issuance of Common Shares pursuant to the exercise of the Stock Options outstanding on the date of this Agreement;

(iii)	split, combine or reclassify any shares of its capital stock or other securities or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other securities, other than dividends or distributions to the Company, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

(iv)	(A) create, incur, or assume any Indebtedness other than loans by the Company to a wholly-owned Company Subsidiary or by a wholly-owned Company Subsidiary to the Company; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person; (C) make any capital expenditures in excess of $5,000, or make any loans, advances or capital contributions to, or investments in, any other Person (other than for customary travel, relocation or businesses advances or loans to employees in each case in accordance with applicable Law and in the ordinary course of business consistent with past practice); (D) acquire or agree to acquire by merging or consolidating with, or by purchasing, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets, except in the ordinary and usual course of business consistent with past practice; provided that such assets acquired in the ordinary and usual course of business would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole; or (E) divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets, businesses or properties, of assets other than transfers of assets in the ordinary and usual course of business consistent with past practice; provided that, such assets transferred in the ordinary and usual course of business are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole. For purposes of this Agreement, “Indebtedness” means (A) all obligations for borrowed money, or with respect to deposits or advances of any kind (other than nonrefundable customer deposits), (B) all obligations evidenced by bonds, debentures, notes or similar instruments, (C) all obligations under conditional sale or other title retention agreements (D) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (E) all capitalized lease obligations, (F) all obligations under interest rate or currency hedging or swap transactions (valued at the termination value thereof), (G) all performance bonds or letters of credit, (H) all guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other person, (I) all operating leases, and (J) all performance guarantees;

(v)

except as required by law or contract in effect as of the date of this Agreement, increase in any respect the salary, compensation or benefits of any of its officers or employees (other than increases in salary in the ordinary course of business consistent with past practice to any officer or employee with an annual salary that does not exceed $125,000) or enter into, establish, grant, award, amend, accelerate or terminate any employment, consulting, retention, management continuity, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement (or awards thereunder) with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate;

(vi)	[Reserved];

(vii)	make or rescind any express or deemed election relating to Taxes;

(viii)	settle or compromise any material Tax liability or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(ix)	file or cause to be filed any amended Tax Return with respect to the Company or file or cause to be filed any claim for refund of Taxes paid by or on behalf of the Company;

(x)	prepare or file any Tax Return inconsistent with past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xi)	make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

(xii)	pay, discharge, or satisfy any material (on a consolidated basis for the Company taken as a whole) claim, liability, or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

(xiii)	adopt any plan, enter into any agreement or take any action that would have the effect of impairing or delaying the completion of the Merger and the other transactions contemplated by this Agreement;

(xiv)	enter into, modify or amend in any material respect, or terminate, any Significant Contract;

(xv)	except as may be required to consummate the transactions hereunder, amend the Rights Agreement, redeem the rights thereunder or exempt any person or entity from, the Rights Agreement; or

(xvi)	authorize, or commit or agree to take (or fail to take), any of the foregoing actions with respect to itself or the Company Subsidiaries.

Section 5.2    Access and Information

Between the date of this Agreement and the Effective Time, the Company shall give (and shall direct its accountants and legal counsel to give, upon reasonable notice) Purchaser, its lenders, financial advisors, accountants and legal counsel and its respective authorized representatives at reasonable times with reasonable notice access to all offices and other facilities (including to conduct reasonable inspections) and to all contracts, agreements, commitments, Tax Returns (and supporting schedules), books and records of or pertaining to the Company and the Company Subsidiaries will cause its officers promptly to furnish Purchaser with (a) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Purchaser may from time to time reasonably request and (b) a copy of each material report, schedule and other document filed or received by the Company and the Company Subsidiaries in accordance with the rules and regulations of the SEC or other applicable Law. In the event that the foregoing access is subject to restrictions contained in confidentiality agreements to which the Company is a party, the Company shall use commercially reasonable efforts to obtain waivers of such restrictions. To the extent reasonably requested by Purchaser, the Company shall, and shall cause its officers to cooperate with Purchaser in connection with any due diligence investigation or preparation of any syndication materials by Purchaser’s financing sources in connection with the obtaining of financing for the payment of the Merger Consideration and the completion of the Merger and the other transactions contemplated by this Agreement.

Section 5.3    Recommendation; Stockholder Approval

The Board of Directors of the Company and the Special Committee (i) shall recommend to the stockholders of the Company that such stockholders approve this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) shall use their respective commercially reasonable efforts to solicit and obtain approval and adoption of this Agreement and the Merger by holders of sixty-six and two-thirds of the outstanding shares of CLC Common Stock entitled to vote on the record date for determining the shares entitled to vote at the stockholders meeting, the Merger and the other transactions contemplated by this Agreement; provided that, subject to Section 5.4 of this Agreement, the Board of Directors of the Company or the Special Committee may withdraw, modify or change such recommendation of this Agreement, the Merger and the other transactions contemplated by this Agreement if and only if they have determined in good faith, based on such matters as they deem relevant and after receiving advice from outside legal counsel, that the failure to withdraw, modify or change their recommendation of this Agreement, the Merger and the other transactions contemplated by this Agreement would be reasonably likely to result in a breach of their fiduciary duties under applicable Law. Unless this Agreement shall have been terminated prior to the Company Stockholders Meeting in accordance with Section 9.1 hereof, whether or not the Special Committee or the Board of Directors of the Company has withdrawn, modified or changed their recommendations of this Agreement or the transactions contemplated by this Agreement, the Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) as soon as practicable after the date hereof for the purpose of approving and adopting this Agreement and the Merger and the transactions contemplated by this Agreement and for such other purposes as may be consented to by Purchaser and the Company in connection with effectuating the Merger and the other transactions contemplated by this Agreement.

Section 5.4    No Solicitation

(a)  Neither the Company, any Company Subsidiary nor any of their respective Representatives shall, nor shall the Company or any Company Subsidiary authorize any of its Representatives, agents, or affiliates, or authorize or encourage any of its employees, to (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal, or (ii) directly or indirectly engage in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of the Company or any Company Subsidiary to, or otherwise assist, facilitate or encourage, any person (other than Purchaser or any affiliate or associate thereof) relating to any Takeover Proposal, or (iii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Takeover Proposal; provided, however, that at any time prior to the Company Stockholders Meeting, the Company may, in response to a bona fide written Takeover Proposal that is reasonably likely to result in a Superior Proposal and which was not solicited in violation of this Section 5.4(a), and subject to providing Purchaser reasonable advance written notice of its decision to take such action (x) furnish information with respect to the Company to any person making such Takeover Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal but, in each case, only if the Special Committee determines, after receiving the advice of its outside counsel, that failure to furnish such information or to participate in such discussions or negotiations is reasonably likely to result in a breach of the fiduciary duties of the Special Committee or the Board of Directors of the Company under applicable Law.

(b)  Prior to the Special Committee, the Board of Directors or the Company accepting a Superior Proposal or, in connection with a Takeover Proposal, to withdrawing, modifying, or changing in a manner adverse to Purchaser or Merger Sub, the Special Committee or Board of Directors’ approval or recommendation of the Merger and this Agreement, the Company shall give Purchaser five business days notice of the Special Committee, Board of Directors or the Company’s intention to accept a Superior Proposal or to withdraw, modify or change its approval or recommendation, which notice shall include the identity of the person making such Superior Proposal or Takeover Proposal, as applicable, and the material terms of such Superior Proposal or Takeover Proposal, and the Company shall provide Purchaser during such five business day period the opportunity to propose modifications to the terms of this Agreement.

(c)  Nothing contained in this Agreement shall prohibit the Board of Directors of the Company or the Special Committee from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or from making any other disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company or the Special Committee, after consultation with counsel, failure to so disclose would be reasonably likely to be inconsistent with their respective obligations under applicable Law.

Section 5.5    SEC and Stockholder Filings; Other Reports

The Company shall send to Purchaser a copy of all public reports and materials as and when it sends the same to its stockholders, the SEC or any securities exchange or any state or foreign securities commission. The Company shall send to Purchaser a copy of all communications with banks, trustees under any indentures or other debt instruments and rating agencies as and when it sends such communications to such parties.

Section 5.6    Takeover Statutes; Rights Plan

(a)  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement (or to a subsequent business combination between the Purchaser, the Surviving Corporation or their respective affiliates, on the one hand, and any Company Public Subsidiary, on the other hand), the Company, the Special Committee, the Purchaser and Merger Sub and their respective Boards of Directors, subject to compliance with its Board of Directors’ fiduciary duties, will grant (or the Company will ensure that the governing body of such Company Public Subsidiary, as applicable, will grant subject to compliance with its fiduciary duties) such approvals and will take such other actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby (or any such subsequent business combination) and, subject to compliance with such Board of Directors’ fiduciary duties, will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and the other transactions contemplated by this Agreement (or any such subsequent business combination).

(b)  The Company shall take all action necessary to amend the Rights Agreement, effective no later than five business days after the date hereof, to provide that, from the date of such amendment until the termination of this Agreement, for purposes of determining whether a “Distribution Date,” a “Stock Acquisition Date” or a “Flip-In Event” has occurred or whether Purchaser, any of its affiliates or associates or any of the directors, officers or employees of the Company or the Company Subsidiaries is an “Acquiring Person,” without otherwise limiting the terms of the Rights Agreement, neither the Purchaser nor any of its affiliates or associates shall be deemed to beneficially own the Common Shares beneficially owned by any of the officers, directors or employees of the Company or the Company Subsidiaries (by virtue of any equity or employment agreements, arrangements or understandings involving such parties and relating to the periods after the Closing or any other agreement, arrangement or understanding approved by the Board of Directors or Special Committee), and such officers, and directors and employee shall not be deemed to beneficially own the Common Shares beneficially owned by any other officer, director or employee of the Company or any Company Subsidiary or by Purchaser or any of its affiliates or associates (by virtue of any equity or employment agreements, arrangements or understandings involving such parties and relating to the periods after the Closing or any other agreement, arrangement or understanding approved by the Board of Directors or Special Committee).

ARTICLE VI

COVENANTS OF PURCHASER

Purchaser covenants and agrees as follows:

Section 6.1    Director and Officer Liability

(a)  The Company and the Surviving Corporation agree that all rights to indemnification and all limitations on liability existing in favor of any individual, who on or at any time prior to the Effective Time was an officer, director, employee, or agent of the Company (an “Indemnified Person”) in respect of acts or omissions of such Indemnified Person on or prior to the Effective Time, as provided in the Certificate of Incorporation or Bylaws or an agreement between an Indemnified Person and the Company in effect as of the date of this Agreement, shall continue in full force and effect in accordance with its terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time was a director, officer, employee, or agent of the Company, and the Surviving Corporation shall honor all such indemnification provisions. Subject to receipt of necessary third-party consents, which Purchaser will use commercially reasonable efforts to obtain, Purchaser hereby unconditionally and irrevocably guarantees for the benefit of the Indemnified Parties the obligations of the Surviving Corporation under the foregoing indemnification arrangements, including any such existing indemnification by agreements to which the Company is a party.

(b)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.1.

(c)  Prior to the Closing, Purchaser shall purchase a directors’ and officers’ liability insurance policy (or substantially similar liability insurance) covering acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of each such policy in effect on the date hereof. Such insurance policy shall provide coverage for six years after the Effective Time.

(d)  The provisions of this Section 6.1 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

ARTICLE VII

COVENANTS OF THE PARTIES

Purchaser and the Company covenant and agree as follows:

Section 7.1    Proxy Statement

(a)  The Company shall use commercially reasonable efforts to promptly prepare and file with the SEC pursuant to the terms of this Agreement the Proxy Statement, including any necessary amendments and supplements thereto. Purchaser shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto prior to the filing thereof with the SEC.

(b)  Each of the Company and Purchaser agrees, as to itself and their respective Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, including any amendment or supplement, will, at the date of filing thereof with the SEC, mailing of the Proxy Statement to stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the consummation of the transactions contemplated herein any information relating to the Company or Purchaser, or any of their respective affiliates, officers or directors, should be discovered by the Company or Purchaser which should be set forth in an amendment and/or a supplement to the Proxy Statement, so that the Proxy Statement would not, at the date of mailing of the Proxy Statement to stockholders and at the time of the Company Stockholder Meeting, include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers this information shall promptly notify the other party and, to the extent required by Law, an appropriate amendment or supplement describing that information shall be promptly filed with the SEC or any other applicable Governmental Authority and, to the extent required by Law, disseminated to the Company’s stockholders. Each of the Company and Purchaser agrees to provide the other and the other’s counsel in writing any comments it or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments. Each of the Company and Purchaser shall use commercially reasonable efforts to respond to such comments promptly and shall provide the other with copies of any written responses and telephonic notification of any verbal responses by it or its counsel.

(c)  Notwithstanding anything herein to the contrary, neither the Company nor Purchaser shall file the Proxy Statement (or any amendment or supplement) or respond to any comment or question raised by the SEC or its staff with respect to the Proxy Statement (or any amendment or supplement), the Agreement, the Merger or the other transactions contemplated hereby without the approval of the other party (which approval shall not to be unreasonably withheld or delayed).

Section 7.2    Further Assurances

In addition to complying with all of the other covenants set forth in this Agreement, each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated by this Agreement.

Section 7.3    Press Release and Public Announcements

The parties shall cooperate in preparing and promptly issuing a press release announcing the execution of this Agreement. Thereafter, so long as this Agreement is in effect, (i) the Company shall not, and shall cause its affiliates (other than Purchaser and its affiliates) not to, issue or cause the publication of any press release or any other announcement, or submit any public filings, with respect to the Company Stockholders Meeting or the transactions contemplated by this Agreement without the consent of Purchaser (which approval shall not be unreasonably withheld or delayed), except when such release, announcement or filing is required by the rules and regulations of the SEC or other applicable Law, in which case the Company, prior to making such announcement, issuing or publishing such press release or making any public filing, shall notify and afford Purchaser the opportunity to comment thereon. The Purchaser may issue or cause the publication of any press release or any other announcement, and may submit any public filing, required by the rules and regulations of the SEC or other applicable Law.

Section 7.4    Reasonable Commercial Efforts

The parties shall use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; provided that neither the Company nor any Company Subsidiary shall agree in connection with the foregoing to the sale, transfer, divestiture or other disposition of any assets, properties or businesses of the Company or any Company Subsidiary without the prior written consent of Purchaser; (ii) obtain all Consents (including Consents from any Governmental Authority) required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement; provided that neither the Company nor any Company Subsidiary shall in connection with the foregoing make any payments (other than governmental or regulatory filing or similar fees), amend or modify any agreement or agree to the foregoing without the prior written consent of Purchaser not to be unreasonably withheld or delayed; provided, further, that no such consent shall be required if the making of any such payment or any such amendment or modification would be permitted under Section 5.1 without the consent of Purchaser; and (iii) defend any Litigation challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or Governmental Authority vacated or reversed; provided that the Company shall keep Purchaser reasonably apprised of any such Litigation against the Company or any of its Subsidiaries, Purchaser may at its option participate in the defense of any such Litigation against the Company or any of its Subsidiaries, and the Company shall not enter into any settlement or consent to any judgment without the prior written consent of Purchaser. The Company and Purchaser shall each use (and shall cause their respective officers and employees to use) reasonable commercial efforts to promptly make all necessary filings required to be made with the SEC pursuant to the Exchange Act. Subject to applicable Law relating to the exchange of information, the Company and Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and the Company Subsidiaries or Purchaser and its affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

This Section 7.4 shall not be interpreted as requiring Purchaser to take any action that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect prior to, on or after the Effective Time.

Section 7.5    Notification of Certain Matters

Each of the Company or Purchaser shall give prompt notice to the other if any of the following occurs after the date of this Agreement (provided Purchaser need not give notice with respect to the events described in clauses (i) or (v)): (i) any written notice, or other written communication that the Company or any Company Subsidiary receives, of which the Company obtains knowledge, relating to a material default or Event which, with notice or lapse of time or both, would be reasonably likely to become a material default under any Significant Contract; (ii) any receipt by it or any of its Subsidiaries of any written notice or other written communication from any Person of which the Company or Purchaser, as applicable, obtains knowledge alleging that the Consent of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement if such Consent is not disclosed in the Company Disclosure Schedule; (iii) receipt by it or any of its Subsidiaries of any material notice or other communication from any Governmental Authority (including any securities exchange) in connection with the Merger and the other transactions contemplated by this Agreement of which the Company or Purchaser, as applicable, obtains knowledge; (iv) the occurrence of any Event or Events which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect (in the case of the Company) or a Purchaser Material Adverse Effect (in the case of Purchaser); (v) the commencement or written threat of any Litigation involving or affecting the Company, the Company Subsidiaries or any of their respective properties or assets, or any employee, agent, director or officer of the Company, in his or her capacity as such or as a fiduciary under a Benefit Plan, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement, or any material adverse development in connection with any Litigation disclosed by the Company in or pursuant to this Agreement or the Securities Filings; (vi) the commencement or written threat against it or any of its Subsidiaries of any Litigation relating to the Merger; (vii) the occurrence of any Event that causes or is reasonably likely to cause a material breach by it of any provision of this Agreement; (viii) the receipt by it or any of its Subsidiaries of an administrative or other order or notification of which the Company or Purchaser, as applicable, obtains knowledge relating to any violation or claimed violation by it or its Subsidiaries of the rules and regulations of any Governmental Authority that could adversely affect its ability to consummate the Merger and the other transactions contemplated by this Agreement; or (ix) if it obtains knowledge of any change in Law that is reasonably likely to cause a Governmental Authority to withhold a Company Regulatory Consent (in the case of the Company) or a Purchaser Regulatory Consent (in the case of Purchaser).

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1    Conditions to the Obligations of the Parties

The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions:

(a)  Company Stockholder Approval.     The Agreement, the Merger and the other transactions contemplated by this Agreement shall have been approved by holders of a sixty-six and two-thirds percent (66 2/3%) of the outstanding Common Shares (the “Company Stockholder Approval”).

(b)  No Law, Injunction or Action.    No order, statute, rule, regulation, executive order, stay, decree, judgment, Law, or injunction of any court or other Governmental Authority that prohibits or prevents the consummation of the Merger or the other transactions contemplated by this Agreement shall have been enacted, entered, promulgated or enforced.

Section 8.2    Conditions to Obligations of the Company

The obligation of the Company to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived in whole or in part by the Company:

(a)  Purchaser Representation and Warranties.    The representations and warranties of Purchaser contained in this Agreement shall be true and correct (disregarding for these purposes any materiality, Purchaser Material Adverse Effect or corollary qualifications contained therein) when made, and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are expressly made as of a specific date need be so true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b)  Performance by Purchaser.    Purchaser and Merger Sub shall have performed and complied in all material respects with all of the material covenants and agreements required by this Agreement to be performed or complied with by Purchaser and Merger Sub on or prior to the Closing Date.

(c)  Certificates and Other Deliveries.    Purchaser and Merger Sub shall have delivered to the Company an officer’s certificate to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

Section 8.3    Conditions to Obligations of Purchaser and Merger Sub

The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived in whole or in part by Purchaser:

(a)  Company Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding for these purposes any materiality, Company Material Adverse Effect or corollary qualifications contained therein), when made and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are by their express provisions made as of a specific date need be so true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)  Performance by the Company.    The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(c)  No Company Material Adverse Effect.    There shall not have occurred after the date of this Agreement any known and undisclosed Event or Events that would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)  Governmental Approvals; No Challenge.    All waivers, consents, approvals, orders and authorizations of, and notices, reports and filings with, Governmental Authorities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement (including, without limitation, all Company Regulatory Consents and Purchaser Regulatory Consents) shall have been obtained or made and shall be in full force and effect without the imposition of any terms, conditions, restrictions or limitations, except for the imposition of any terms, conditions, restrictions and limitations in respect of such waivers, consents, approvals, orders, authorizations, notices, reports or filings, or failures to have obtained or made, or to be in full force and effect, of such waivers, consents, approvals, orders, authorizations, notices, reports or filings (other than Company Regulatory Consents and Purchaser Regulatory Consents, all of which shall have been obtained and made and be in full force effect) which would not, individually or in the aggregate, be material to the business, operations, assets, liability, condition (financial or otherwise) or prospects of the Company and the Company Subsidiaries taken as a whole. There shall not be pending any action, proceeding or investigation by any Governmental Entity or any action or proceeding by any other Person challenging, seeking to prohibit, prevent or delay, or seeking material damages in connection with the Merger or any other transaction contemplated by this Agreement.

(e)  Certificates and Other Deliveries.    The Company shall have delivered, or caused to be delivered, to Purchaser an officer’s certificate to the effect that the conditions set forth in Sections 8.3(a),(b) and (c) have been satisfied.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1    Termination

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the stockholders of the Company:

(a)  by mutual written consent of the Company, Purchaser and Merger Sub;

(i) by the Company, if there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause the condition set forth in

Section 8.2(a) or Section 8.2(b) not to be satisfied and, in either such case, such breach or condition is not curable or, if curable, has not been promptly cured within 30 days following receipt by Purchaser of written notice of such breach; (ii) by Purchaser, if there has been a breach by the Company of (x) any of the covenants or agreements set forth in Sections 5.3 or 5.4 or (y) any of its representations, warranties, covenants or agreements (other than those set forth in Sections 5.3 or 5.4) contained in this Agreement that would cause the condition set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied and, in the case of a breach described in clause (x) or (y), such breach or condition is not curable or, or if curable, has not been promptly cured within 3 days (in the case of a breach described in clause (x)) or 30 days (in the case of a breach described in clause (y)) following receipt by the Company of written notice of such breach;

(b)  by either Purchaser or the Company if any decree, permanent injunction, judgment or order of any Governmental Authority preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

(c)  by either Purchaser or the Company if the transactions contemplated by this Agreement shall not have been consummated before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose breach of any provision of this Agreement was a significant cause of the failure of the Merger to occur on or before the End Date; “End Date” means January 31, 2004.

(d)  by either Purchaser or the Company if the Merger and the other transactions contemplated by this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders Meeting (or any adjournment or postponement thereof);

(e)  by Purchaser, if the Special Committee or the Company’s Board of Directors shall have withdrawn, or modified or changed, in a manner adverse to Purchaser, their approval or recommendation of the Merger and the other transactions contemplated by this Agreement or shall have recommended any Takeover Proposal (other than the Merger) or resolved to do the same; and

(f)  by the Company (prior to the Company Stockholders Meeting), in connection with a Superior Proposal, if and only if (x) the Company has complied with the covenants and agreements set forth in Sections 5.3 and 5.4 and (y) upon such termination of this Agreement the Company immediately (i) enters into a definitive agreement for an Acquisition Transaction with respect to such Superior Proposal and (ii) pays the Purchaser Expenses to Purchaser as set forth in Section 9.2 of this Agreement.

Section 9.2    Effect of Termination

In the event of the termination of this Agreement by either the Company or Purchaser pursuant to Section 9.1:

(a)  This Agreement (other than Section 7.3, Section 9.2 and Article X hereof) shall become null and void and of no force and effect and there shall be no liability under this Agreement on the part of Purchaser or the Company (other than with respect to the provisions of Section 7.3, Section 9.2 and Article X), except to the extent that such termination results from a willful breach by either party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided that the payment of Company Expenses or Purchaser Expenses, as applicable, shall not affect or reduce a party’s liability for any willful breach by such party.

(b)  The Company shall pay to Purchaser up to $10,000 of Purchaser Expenses (without duplication for Purchaser Expenses otherwise paid pursuant to Section 9.2(c)), as follows: (1) if the Company shall terminate this Agreement pursuant to Section 9.1(d) and at any time after the date of this Agreement and prior to the date of such termination a Takeover Proposal shall have been made or reaffirmed to the Company or publicly announced and, within nine months of the termination of this Agreement, the Company enters into a definitive agreement with respect to any Acquisition Transaction, (2) if the Company or Purchaser shall terminate this Agreement pursuant to Section 9.1(e) and at any time after the date of this Agreement and on or prior to the date of the Company Stockholders Meeting a Takeover Proposal shall have been made or reaffirmed to the Company or publicly announced and, within nine months of the termination of this Agreement, the Company enters into a definitive agreement with respect to any Acquisition Transaction. The Purchaser shall pay to the Company up to $10,000 of Company Expenses (without duplication for Company Expenses otherwise paid pursuant to Section 9.1(c)), if the Company or Purchaser shall terminate this Agreement pursuant to Section 9.1 and, at the time of such termination, all of the conditions set forth in Sections 8.1 and 8.3 if the termination occurs after 5:00 p.m. Pacific Standard Time on January 31, 2004) shall have been satisfied or waived (or with respect to conditions that by their nature are to be fulfilled at the Closing, shall then be capable of being satisfied at a Closing).

(c)  All of Purchaser Expenses required to be paid pursuant to Sections 9.2(b)(1) and (2) shall be paid at the time the Company enters into a definitive agreement with respect to an Acquisition Transaction. The Purchaser Expenses required to be paid pursuant to Sections 9.2(b)(3) shall be paid concurrently with notice of termination of this Agreement by the Company or by Purchaser, as applicable. The Company Expenses required to be paid pursuant to the last sentence of Section 9.2(b) shall be paid concurrently with notice of termination of this Agreement by the Company or Purchaser, as applicable.

(d)  Notwithstanding anything to the contrary contained herein, in the event that the Agreement is terminated pursuant to Section 9.1(d), the Company shall not be obligated to pay Purchaser Expenses to Purchaser.

(e)  All payments under this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by Purchaser or the Company, as applicable.

(f)  The Company and Purchaser acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, the Company and the Purchaser would not enter into this Agreement. Accordingly, if the Company or the Purchaser fails to promptly pay any amounts owing pursuant to this Section 9.2 when due, the Company or the Purchaser, as applicable, shall in addition thereto pay to Purchaser and its affiliates, or the Company and its affiliates, as applicable, all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the Purchaser and its affiliates, or the Company, as applicable, at the prime rate of Citibank, N.A. as in effect from time to time during such period plus two percent.

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices

All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Purchaser or Merger Sub:	Center Healthcare, Inc. 7610 North Stemmons Freeway Suite 500 Dallas, TX 75247 Attention: Gary R. Trebert Fax: 214-905-7532

To CLC:	CLC Healthcare, Inc. 7610 North Stemmons Freeway Suite 500 Dallas, TX 75247 Attn: Andrew Kerr Fax 214-905-7532

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

Section 10.2    Separability

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

Section 10.3    Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

Section 10.4    Interpretation

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.5    Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

Section 10.6    Entire Agreement

This Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

Section 10.7    Governing Law

This Agreement shall be construed, interpreted, and governed in accordance with the laws of Nevada, without reference to rules relating to conflicts of law.

Section 10.8    Attorneys’ Fees

If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 10.9    No Third Party Beneficiaries

Except as provided in Section 6.1, no person or entity other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

Section 10.10    Amendments and Supplements

At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Purchaser and the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Purchaser and the Company with respect to any of the terms contained in this Agreement, except as otherwise provided by law.

Section 10.11    Extensions, Waivers, Etc.,

At any time prior to the Effective Time, either party may:

(a)  extend the time for the performance of any of the obligations or acts of the other party;

(b)  waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c)  waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing; no failure or delay by Purchaser or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI

DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Acquiring Person” has the meaning given such term in the Rights Agreement.

“Acquisition Transaction” means (i) any direct or indirect acquisition or purchase of a business that constitutes twenty percent (20%) or more of the net revenues or assets of the Company, taken as a whole, or any direct or indirect acquisition or purchase of Common Shares that would result in a Person or group owning ten percent (10%) or more of the Common Shares or voting power (or of securities or rights convertible into or exercisable for such Common Shares or voting power) of the Company, (ii) any tender offer or exchange offer or other acquisition or series of acquisitions of Common Shares that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the Common Shares or voting power (or of securities or rights convertible into or exercisable for such Common Shares or voting power) of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries that constitutes twenty percent (20%) or more of the net revenues or assets of the Company and the Company Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement.

“Agreement” means this Agreement and Plan of Merger, dated as of the date first written above, by and among Purchaser, Merger Sub and CLC.

“Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

“Capital Stock” means the Preferred Stock and the Common Stock.

“Certificate,” or “Certificates,” has the meaning given such term in Section 1.3(b) hereof.

“Certificate of Merger” has the meaning given such term in Section 1.1(c) hereof.

“CHAMPUS” means the United States Department of Defense Civilian Health and Medical Program of the Uniformed Services.

“CLC” means CLC Healthcare, Inc., a Nevada corporation.

“CLC Disclosure Letter” means the disclosure letter delivered by CLC to Purchaser as of the date hereof.

“CLC Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of CLC and its Subsidiaries taken as a whole; provided, that such term shall not include effects that are (a) not applicable primarily to CLC resulting from market conditions generally in the assisted living industry or (b) from any matter or facts previously disclosed in the CLC SEC Reports (as defined in Section 3.5), in this Agreement and/or in the CLC Disclosure Letter.

“CLC Material Contracts” has the meaning given such term in Section 3.16 hereof.

“CLC SEC Reports” has the meaning given such term in Section 3.5 hereof.

“CLC Stockholders’ Approval” has the meaning given such term in Section 3.17 hereof.

“Closing” has the meaning given such term in Section 1.1(b) hereof.

“Closing Date” has the meaning given such term in Section 1.1(b) hereof.

“Code” means Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value of $0.01 per share, of CLC.

“Company” means CLC Healthcare, Inc., a Nevada corporation.

“Company Expenses” means all out-of-pocket expenses reasonably incurred by the Company, its Subsidiaries and its affiliates (other than the Purchaser, Merger Sub and their respective affiliates) in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of accountants, attorneys, financial advisors and lenders up to but not exceeding $10,000.

“Company Permits” has the meaning given such term in Section 3.13(d) hereof.

“Company Regulatory Consent” has the meaning given such term in Section 3.4(b) hereof.

“Company Stockholder Approval” has the meaning given such term in Section 8.1(a) hereof.

“Customary Post Closing Consents” has the meaning given such term in Section 3.4(b) hereof.

“Dissenting Shares” means any Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has timely demanded and perfected the right for appraisal for such Common Shares in accordance with Chapter 92A of the NRS.

“Distribution Date” has the meaning given such term in the Rights Agreement.

“Effective Time” has the meaning given such term in Section 1.1(c) hereof.

“End Date” has the meaning given such term in Section 9.1(c) hereof.

“Environmental Laws” has the meaning given such term in Section 3.12(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Flip-In Event” has the meaning given such term in the Rights Agreement.

“GAAP” means generally accepted accounting principals in the United States.

“Governmental Authority” means any state or federal governmental or regulatory authority or agency.

“Hazardous Substances” has the meaning given such term in Section 3.12(b) hereof.

“Indemnified Person” has the meaning given such term in Section 6.1(a) hereof.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance, claim or change of any kind.

“Medical Reimbursement Programs” means the Medicare, Medicaid, Blue Cross/Blue Shield and CHAMPUS programs and any other health care program operated by or financed in whole or in part by any Governmental Entity.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-97, as amended; 42 U.S.C. 1396 et seq.).

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals. (Social Security Act of 1965, Title XVIII, P.L. 89-97, as amended, 42 U.S.C. 1395 et seq.).

“Merger” has the meaning given such term in Section 1.1(a) hereof.

“Merger Consideration” has the meaning given such term in Section 1.2(a) hereof.

“Merger Sub” means [CHMS, Inc.], a Nevada corporation.

“Nevada Secretary of State” means the Secretary of State of the State of Nevada.

“NRS” means the Nevada Revised Statutes.

“Paying Agent” has the meaning given such term in Section 1.3(a) hereof.

“Payment Fund” has the meaning given such term in Section 1.3(a) hereof.

“Person” mean any individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company, Governmental Authority or other legal entity.

“Preferred Stock” means the preferred stock, par value of $0.01 per share, of CLC.

“Purchaser” means [Center Healthcare, Inc.], a Nevada corporation.

“Purchaser Disclosure Letter” means the disclosure letter delivered by Purchaser to CLC as of the date hereof.

“Purchaser Expenses” means all out-of-pocket expenses reasonably incurred by Purchaser, Merger Sub and their respective affiliates (other than the Company and its Subsidiaries) in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of accountants, attorneys, financial advisors and lenders up to but not exceeding $10,000.

“Purchaser Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Purchaser and its Subsidiaries, taken as a whole.

“Purchaser Regulatory Consent” has the meaning given such term in Section 4.3(b) hereof.

“Representatives” means, with respect to any Person, its officers, directors, accountants, counsel, investment bankers or financial advisors.

“Rights Agreement” means the Rights Agreement, dated as of November 9, 2001, between the Company and Computershare Investor Services, LLC.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means Securities Act of 1933, as amended.

“Special Committee” has the meaning given such term in the recitals hereto.

“Stock Acquisition Date” has the meaning given such term in the Rights Agreement.

“Stock Options” has the meaning given such term in Section 1.4 hereof.

“Stock Plans” has the meaning given such term in Section 1.4 hereof.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (ii) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

“Superior Proposal” means any bona fide written offer made by a third party relating to (i) any direct or indirect acquisition or purchase of a business that constitutes eighty percent (80%) or more of the net revenues or assets of the Company, taken as a whole, or any direct or indirect acquisition or purchase of Common Shares that would result in a Person or group owning one-hundred percent (100%) of the Common Shares or voting power (or of securities or rights convertible into or exercisable for such Common Shares or voting power) of the Company, (ii) any tender offer or exchange offer or other acquisition or series of acquisitions of Common Shares that if consummated would result in any Person or group beneficially owning one-hundred percent (100%) of the Common Shares or voting power (or of securities or rights convertible into or exercisable for such Common Shares or voting power) of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries that constitutes one-hundred percent (100%) of the net revenues or assets of the Company and the Company Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement, pursuant to which all holders of Common Shares would be given the opportunity to receive the same consideration for their Common Shares, that the Special Committee determines in its good faith judgment (based on the advice of its financial advisors), (x) after considering any proposed modifications to this Agreement made by Purchaser, is more favorable to the Company’s stockholders from a financial point of view than those terms contained herein (as such terms may be proposed to be modified by the Purchaser) and (y) is reasonably likely to be consummated on a timely basis.

“Surviving Corporation” has the meaning given such term in Section 1.1(a) hereof.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser) relating to an Acquisition Transaction.

“Takeover Statute” has the meaning given to such term in Section 3.3(c) hereof.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

“Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

“Taxes” means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

In Witness Whereof, the parties hereto have duly executed this Agreement as of the day and year first above written.

CENTER HEALTHCARE, INC.

By:	/s/ GARY R. TREBERT

Name:	Gary R. Trebert
Title:	Chief Executive Officer

CHMS, INC.

By:	/s/ GARY R. TREBERT

Name:	Gary R. Trebert
Title:	Chief Executive Officer

CLC HEALTHCARE, INC.

By:	/s/ ALAN J. ZAMPINI

Name:	Alan J. Zampini
Title:	Chief Executive Officer

The undersigned each hereby agree that for so long as the merger consideration is at least $1.00 per share they will vote all Common Shares of CLC Healthcare owned by them in favor of the Merger of CLC Merger Sub, Inc. with and into CLC Healthcare, Inc. as set forth in the foregoing Agreement and Plan of Merger dated October 6, 2003.

Dated October 5, 2003	/s/ SETH HAMOT

SETH HAMOT, on his own behalf and on behalf of entities he owns or controls which own, hold or control CLC shares

Dated October 5, 2003	/s/ SETH HAMOT, CUSTODIAN

ASA HAMOT, on his own behalf and on behalf of entities he owns or controls which own, hold or control CLC shares

Dated October 5, 2003		/s/ SETH HAMOT, CUSTODIAN

GIDEON HAMOT, on his own behalf and on behalf of entities he owns or controls which own, hold or control CLC shares

Dated October 5, 2003	COSTA BRAVA PARTNERSHIP II, a partnership

	By:	/s/ SETH HAMOT

	Its:	Managing Partner

Dated October 7, 2003	WESLEY LTD, a corporation

	By:	/S/ ARTHUR RUBEL

	Its:	Manager

Dated October 5, 2003	GREENWOOD CAPITAL LP, a partnership

	By:	/s/ STEVEN TANNENBAUM

	Its:	President of Greenwood Industries, Inc.

General Partner

APPENDIX B

RIGHTS OF DISSENTING OWNERS

NRS 92A.300    Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305    “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310    “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315    “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent forth a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320    “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(Added to NRS by 1995, 2087)

NRS 92A.325    “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330    “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335    “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340    Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

(Added to NRS by 1995, 2087)

NRS 92A.350    Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360    Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370    [Rights of dissenting member of domestic nonprofit corporation.]

1.    Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.    Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.    Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a)   Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)  Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c)  Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2.    A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199)

NRS 92A.390    Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.    There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a)  The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b)  The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1)    Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I)  The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2.    There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

(Added to NRS by 1995, 2088)

NRS 92A.400    Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.    A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2.    A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

(Added to NRS by 1995, 2089)

NRS 92A.410    Notification of stockholders regarding right of dissent.

1.    If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2.    If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420    Prerequisites to demand for payment for shares.

1.    If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a)  Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)  Must not vote his shares in favor of the proposed action.

2.    A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2089; 1999, 1631)

NRS 92A.430    Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.    If a proposed corporate action creating dissenters’ rights is authorized at a stockholders’ meeting, the subject corporation shall deliver a written dissenter’s notice to all stockholders who satisfied the requirements to assert those rights.

2.    The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a)  State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)  Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)  Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)  Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e)  Be accompanied by a copy of NR S 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)

NRS 92A.440    Demand for payment and deposit of certificates; retention of rights of stockholder.

1.    A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2.    The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

3.    The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730)

NRS 92A.450    Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1.    The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2.    The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

(Added to NRS by 1995, 2090)

NRS 92A.460    Payment for shares: General requirements.

1.    Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)  Of the county where the corporation’s registered office is located; or

(b)  At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2.     The payment must be accompanied by:

(a)  The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b)  A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2090)

NRS 92A.470    Payment for shares: Shares acquired on or after date of dissenter’s notice.

1.    A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2.    To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

(Added to NRS by 1995, 2091)

NRS 92A.480    Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.    A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2.    A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

(Added to NRS by 1995, 2091)

NRS 92A.490    Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.    If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.    A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3.    The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.    The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.    Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091)

NRS 92A.500    Legal proceeding to determine fair value: Assessment of costs and fees.

1.    The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.    The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)  Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)  Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.    In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.    This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092)